As filed with the Securities and Exchange Commission on October 20, 1998

                                                      Registration No. 333-24671
--------------------------------------------------------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                        POST-EFFECTIVE AMENDMENT NO. 4 TO
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                                   1997 CORP.
             (Exact name of Registrant as specified in its charter)

DELAWARE                             6770                          13-3936988
(State of Incorporation)       (Primary Standard                  (IRS Employer
                               Industrial Class -                 I.D. No.)
                               Identification Code No.)

                        315 West 106th Street, 4th Floor
                            New York, New York 10025
                                 (212) 678-6231


            (Address, including zip code, telephone number, including
                    area code of principal executive offices)

                               Judith S. Haselton
                                   1997 Corp.
                        315 West 106th Street, 4th Floor
                            New York, New York 10025
                                 (212) 678-6231


                (Name, address, including zip code and telephone, including area code, number of agent for service)

                                   COPIES TO:

Joseph A. Smith                   Dale S. Bergman, P.A.       Scott Lodin
Epstein Becker & Green, P.C.      Michael Karsch              CyBear, Inc.
250 Park Avenue,                  Broad and Cassel            4001 SW 47 Ave.
New York, New York  10177         201 S. Biscayne Boulevard   Ft. Lauderdale, Florida 33314
(212) 351-4924                    Miami, Florida 33131        (954) 584-0300
                                  (305) 373-9400

Approximate Date of Commencement of Proposed Offering: As soon as possible after the Registration Statement becomes effective.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



                 SUBJECT TO COMPLETION, DATED OCTOBER 20, 1998


                                   PROSPECTUS

                          30,000 SHARES OF COMMON STOCK

                                   1997 CORP.
                            (A DELAWARE CORPORATION)




         This prospectus relates to the acquisition by 1997 Corp., a Delaware corporation ("1997 Corp.") of CyBear, Inc. ("CyBear" or the "Company"), a Florida corporation. This prospectus describes CyBear and its business and includes audited financial statements of CyBear and 1997 Corp.



         CyBear is in the development stage and since its inception in 1997, CyBear has been engaged primarily in product development activities. As
CyBear anticipates that its products will be introduced in 1999, those products have not yet proven to be commercially viable. As a result, CyBear has no relevant operating history upon which an evaluation of its performance and prospects can be made.



THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION AND SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" ON PAGE 10. ANY PUBLIC INVESTOR CONSIDERING APPROVING THE MERGER SHOULD BE AWARE OF THESE AND OTHER FACTORS AS SET FORTH IN THIS PROSPECTUS. NO PUBLIC INVESTOR CONSIDERING APPROVING THE MERGER SHOULD DO SO IF HE ANTICIPATES A NEED FOR IMMEDIATE RETURN ON HIS INVESTMENT. THE MERGER SHOULD ONLY BE APPROVED BY INVESTORS WHO CAN AFFORD TO ABSORB A TOTAL LOSS AND HAVE NO NEED FOR IMMEDIATE RETURN ON THEIR INVESTMENT.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

1997 CORP. HAS REGISTERED THE SECURITIES, OR AN EXEMPTION FROM REGISTRATION HAS BEEN OBTAINED (OR IS OTHERWISE AVAILABLE), ONLY IN THE STATES OF MARYLAND, NEW YORK, RHODE ISLAND AND THE DISTRICT OF COLUMBIA (THE "PRIMARY DISTRIBUTION STATES") AND INITIAL SALES MAY ONLY BE MADE IN SUCH JURISDICTIONS. MORE SPECIFICALLY, 1997 CORP. HAS REGISTERED THE SECURITIES BY COORDINATION IN MARYLAND AND RHODE ISLAND AND BY NOTIFICATION IN NEW YORK. EXEMPTIONS FROM REGISTRATION HAVE BEEN OBTAINED (OR ARE OTHERWISE AVAILABLE) IN THE DISTRICT OF COLUMBIA. PURCHASERS OF SECURITIES IN THIS OFFERING MUST BE RESIDENTS OF THE PRIMARY DISTRIBUTION STATES.

UNTIL 90 DAYS AFTER THE RELEASE OF FUNDS AND SECURITIES PURSUANT TO RULE 419, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                   1997 Corp.
                        315 West 106th Street, 4th Floor
                            New York, New York 10025



                         The Date of this Prospectus is
                               October __, 1998

                               PROSPECTUS SUMMARY

         THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THE PROSPECTUS AND PARTICULARLY IN THE SECTION ENTITLED "RISK FACTORS."


                                   THE COMPANY


1997 CORP.

         1997 Corp. was organized under the laws of the State of Delaware on March 17, 1997. 1997 Corp. was formed to serve as a vehicle to effect a merger, exchange of capital stock or other business combination (a "Business Combination") with an operating business (a "Target Business"). The business objective of 1997 Corp. is to effect a Business Combination with a Target Business which 1997 Corp. believes has significant growth potential. 1997 Corp. is a development stage company with no operating history and has not engaged in any business activities, other than to seek out and investigate other business for a potential Businesses Combination.


         On June 16, 1997, 1997 Corp. commenced a "blank check" offering pursuant to Rule 419 ("Rule 419") promulgated under the Securities Act of 1933, as amended. The public offering (the "Offering") generated $150,000 in net proceeds by the sale of 30,000 shares of 1997 Corp. $.001 par value common stock (the "Common Stock") to 131 public investors in the Offering (the "Public Investors"). Pursuant to Rule 419, the net proceeds from the Offering of $150,000 (the offering expenses were paid from the funds provided by the purchase of the 15,000 restricted shares of Common Stock) (the "Deposited Funds"), the 30,000 Shares purchased by the Public Investors (collectively the "Deposited Shares") are being held in escrow (the "Rule 419 Escrow") until:



         1. 1997 Corp. has executed an agreement for the acquisition of a Target Business for which the fair value of the Target Business, as determined by 1997 Corp. based upon standards generally accepted by the financial community including revenues, earnings, cash flow and book value ("Fair Market Value"), represents at least 80% of the maximum Offering Proceeds ($120,000) and has filed post-effective amendment to its registration statement on Form SB-2 required by Rule 419 (the "Post-Effective Amendment") making a reconfirmation offer to the Public Investors; and

         2. The Post-Effective Amendment has been declared effective and at least 80% of the non-affiliated Public Investors have reconfirmed their investment.

         In addition to the requirements under Rule 419, the Board of Directors has imposed the additional condition that holders of 51% of the shares of Common Stock held by the Public Investors has approved the acquisition of a Target Business prior to release of the Deposited Funds.

         The directors and officers of 1997 Corp. also have agreed to vote all of their respective shares of 1997 Corp. in accordance with the vote of the non-affiliated Public Investors with respect to a Business Combination.

         In furtherance of satisfying the conditions to release the Deposited Funds and the Deposited Shares from the Rule 419 Escrow, 1997 Corp. has entered into a Merger Agreement (as defined herein) with CyBear, Inc., a Florida corporation, and has filed a Post-Effective Amendment, of which this Prospectus is a part, with the Securities and Exchange Commission (the "SEC") which became effective as of the date of this Prospectus.

         The purpose of this Prospectus is to provide the Public Investors with information regarding the Merger Agreement so they may decide if they wish to reconfirm their investments in shares of 1997 Corp.

         1997 Corp.'s principal executive offices are located at the offices of its President, Judith S. Haselton, 315 West 106th Street, 4th Floor, New York, New York 10025. Its telephone number is (212) 678-6231.


CYBEAR

         CyBear, Inc. was organized under the laws of the State of Florida by Anda Generics, Inc. ("Anda"), a wholly owned subsidiary of Andrx Corporation, a Florida corporation (including Anda and its other affiliates, "Andrx"), as a healthcare communications technology company to develop technology and products to address the growing communication and information problems within the Healthcare Community (as defined below).

         The Company believes that most sectors of the healthcare industry have generally failed to adequately invest the resources to upgrade their information systems to support the requirements of the explosive growth of managed care. Many parts of the healthcare industry are still reliant on the communication structure necessary to support the information requirements of the vanishing fee-for-service model. That system was functional for billing and reimbursement but has little application for the requirements of managed care.


         Physician Practice Management companies ("PPMs"), Managed Service Organizations ("MSOs"), Managed Care Organizations ("MCOs"), physicians, pharmacies, hospitals, auxiliary service providers and related others (collectively, the "Healthcare Community" or the "Healthcare Delivery System"), all of whom are attempting to both reduce the costs of healthcare and improve the provision of healthcare, require greater and more timely information to achieve these objectives. Currently, the many components of the Healthcare Delivery System operate independently with limited ability to electronically communicate the information they have obtained or produced to the other components within the system. Instead, Providers are forced to communicate using paper and telephone, which is inefficient, costly and error-prone. While each component is generally computerized, limited progress has been made towards connecting the computer systems of healthcare components together so that they can electronically communicate with each other in a convenient, secure and effective manner ("Universal Connectivity").

         Universal connectivity, as envisioned by CyBear, is more than an E-mail system that allows one user to select files that it wants to attach and forward to the other users of the system. Rather, it is a system that allows the information in that selected file to be downloaded directly into that user's computer systems in a usable format. Universal Connectivity allows PPMs, MCOs and physician organizations (collectively, "Providers") to electronically communicate with their contracted physician or provider networks and thereby collect patient information at the point of care, track physician activities and patterns, identify trends and issues that affect the critical components of managed care -- such as quality, cost, outcomes, variability and patient satisfaction -- intervene at the point of care in order to facilitate prospective utilization review, and assist their member physicians with real time clinical solutions.

         The CyBear system has been designed to satisfy managed care's demand for a cost effective solution to the communication and information system dilemma. CyBear is developing a software product to bridge the communication chasm between and among Providers and insurance companies, governmental programs and other third parties responsible for the payment of healthcare expenses ("Payors") within the managed care chain. The CyBear system is intended to provide on-line real time communication among MCOs, physicians, pharmacies, labs, hospitals and other healthcare providers, an objective within healthcare for more than a decade. The attainment of that objective is anticipated to provide operating efficiencies, overhead reductions, cost relief and improved patient care for each of the interrelated Providers and Payors. The CyBear system intends to capitalize on the development and emergence of Internet technologies to merge disparate computer platforms. It employs the power of Universal Connectivity to create a "virtual private network" to electronically link all network routers efficiently and effectively.

         The CyBear system will enable healthcare providers to communicate with one another through the Internet and secured intranets. This will be accomplished by the marketing of a healthcare Internet Service Provider ("ISP"), called CyBearNet. CyBearNet is designed to provide the platform for connectivity and broadcast communications, while providing a one-stop location on the Internet for the healthcare community to locate news and information essential to today's healthcare environment. CyBearNet is also expected to provide a broad base for the marketing of CyBear's software applications.


         CyBear(R) is a registered trademark of the Company.

SHAREHOLDER APPROVAL OF MERGER

         This Prospectus, filed as part of the Post-Effective Amendment required by Rule 419, relates to an agreement for 1997 Corp. to acquire (the "Merger") from the current stockholders of CyBear, all of the outstanding capital stock of CyBear. The terms of the Merger are set forth in the Merger and Plan of Reorganization Agreement dated as of July 15, 1998 among CyBear, Andrx and CyBear Capital Corp., a wholly-owned subsidiary of 1997 Corp. ( "Mergerco") (the "Merger Agreement").

         The Merger Agreement sets forth an agreement by 1997 Corp. to acquire from the current stockholders of CyBear (the "Acquisition Offer") all of the outstanding capital stock of CyBear by means of a statutory merger of Mergerco into CyBear. Consummation of the Merger is conditioned upon, among other things, the confirmation of the investment by holders of at least 80% of the shares owned by the non-affiliated Public Investors of 1997 Corp. in the Common Stock of 1997 Corp., and the approval of the Merger by 51% of the shares of Common Stock purchased in the Offering. Upon consummation of the Merger, (i) CyBear will become a wholly-owned subsidiary of 1997 Corp.; and (ii) each stockholder of 1997 Corp. who rejects or fails to accept the Acquisition Offer will be paid his or her pro rata share of the Deposited Funds in the Rule 419 Escrow for the benefit of the Public Investors, or approximately $5.20 per share.

         The result of the Merger, assuming that all of the 1997 Corp. stockholders accept the Acquisition Offer, is that the holders of CyBear's Common Stock immediately prior to the consummation of the Merger will own 98% of 1997 Corp.'s Common Stock following the consummation of the Merger and the current 1997 Corp. stockholders will own 2% of 1997 Corp.'s Common Stock. It is expected that the business of CyBear will continue after the Merger and that, except as is hereafter reflected, the directors and officers of CyBear will continue to be the directors and officers of CyBear after the Merger.

         In the event approval of the Merger is not obtained from at least 80% of the Public Investors, then the Deposited Shares in the Rule 419 Escrow will not be released to the Public Investors.

         Pursuant to Rule 419, the value of CyBear or the assets of CyBear must represent at least 80% of the maximum Offering proceeds or $120,000. The Board of Directors of 1997 Corp. has determined that the fair value of CyBear exceeds $120,000.


RECONFIRMATION OFFERING

         The Public Investors have the opportunity to confirm or disaffirm their investment in 1997 Corp. pursuant to the following conditions as required by Rule 419:

         1. Each Public Investor whose securities are held in the Rule 419 Escrow shall receive a copy of this Prospectus within five business days of the effective date of this Prospectus;


         2. Each Public Investor will have no fewer than 20 business days from the effective date of this Prospectus to notify 1997 Corp. in writing that the Public Investor elects to remain an investor;


         3. If 1997 Corp. does not receive written notification from any investor within 45 business days following the effective date of this Prospectus, the pro-rata portion of the Deposited Funds (and any related interest or dividends) held in the Rule 419 Escrow on such Public Investor's behalf will be returned to the Public Investor within five business days by first class mail or other equally prompt means;


         4. The Merger will be consummated only if a minimum number of Public Investors representing 80% of the maximum Offering proceeds ($120,000) elect to reconfirm their investments;




         5. If the Merger has not occurred by December 16, 1998, the Deposited Funds held in the Rule 419 Escrow shall be returned to all of the Public Investors on a pro-rata basis within five business days by first class mail or other equally prompt means; and



         6. Public Investors who receive their pro-rata portion of the Deposited Funds will also receive their pro-rata portion of their accrued dividends and interest. Public Investors who elect to remain investors will not receive any interest when their pro-rata portion of the Deposited Funds is released to 1997 Corp.

APPROVALS OF THE MERGER

         1997 CORP. The Merger Agreement was approved by the Board of Directors of 1997 Corp. as of July 20, 1998. The 1997 Corp. Board of Directors believes that the shares of Common Stock to be acquired pursuant to the Merger Agreement represent an investment opportunity for 1997 Corp.'s shareholders and recommend that the Public Investors elect to accept the Merger Agreement.

CYBEAR

         The Merger Agreement was approved by the Board of Directors and the shareholders of CyBear common stock by written consent dated as of July 20, 1998.

ACCOUNTING TREATMENT


         The Merger is a reverse acquisition transaction and will be accounted for by 1997 Corp. as a purchase in accordance with accounting principles generally accepted in the United States.


DISSENTERS' RIGHTS

         1997 Corp. stockholders will not have any dissenters' rights with respect to the Merger.

CERTAIN INCOME TAX CONSEQUENCES

         In management's opinion, the Merger is intended to qualify as a "tax-free reorganization" for purposes of the United States federal income tax so that stockholders of 1997 Corp. subject to United States tax will not recognize gain or loss from the transaction. In addition, the transaction is not intended to result in the recognition of gain or loss to either CyBear or 1997 Corp. in the respective jurisdictions where each of them is subject to taxation. NEITHER AN OPINION OF COUNSEL NOR A RULING FROM THE INTERNAL REVENUE SERVICE HAS BEEN OBTAINED IN REFERENCE TO THE FOREGOING. THE FOREGOING IS FOR GENERAL INFORMATION ONLY AND 1997 CORP. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM.


         CAUTION TO PUBLIC INVESTORS

         These securities involve a high and substantial degree of risk. Any Public Investor considering approving the Merger should be aware of these and other factors as set forth in this Prospectus. No Public Investor considering approving the Merger should do so if he anticipates a need for immediate return on his investment. The Merger should only be approved by investors who can afford to absorb a total loss and have no need for immediate return on their investment.



SELECTED FINANCIAL DATA

         The following summary financial data is qualified by reference to the financial statement to set forth elsewhere in this prospectus.

1997 CORP.

STATEMENT OF OPERATIONS DATA:


                                FOR THE PERIOD FROM
                                  MARCH 17, 1997        FOR THE SIX MONTHS
                                  (INCEPTION) TO           ENDED JUNE 30,
                                 DECEMBER 31, 1997             1998
                                 -----------------             ----
                                                            (Unaudited)
Revenues                           $      1,362           $      1,326
Net loss                           $    (58,031)          $    (10,070)
Basic and diluted net loss per
   share                           $      (2.05)          $       (.22)
Weighted average shares
   outstanding                           28,333                 45,000


BALANCE SHEET DATA:
                                       JUNE 30, 1998             DECEMBER 31, 1997
                                       -------------             -----------------
                                        (Unaudited)

Working capital                        $     141,949             $        152,019
Total assets                           $     173,766             $        152,426
Total liabilities                      $      31,817             $            407
Redeemable shareholders' equity        $     141,949             $        152,019



CYBEAR

STATEMENT OF OPERATIONS DATA:

                                                                                                       FOR THE PERIOD FROM
                                CUMULATIVE FROM       FOR THE PERIOD FROM        FOR THE SIX                FEBRUARY 5,
                                FEBRUARY 5, 1997        FEBRUARY 5, 1997         MONTHS ENDED          1997 (INCEPTION) TO
                                 (INCEPTION) TO          (INCEPTION) TO            JUNE 30,                   JUNE 30,
                                  JUNE 30, 1998        DECEMBER 31, 1997             1998                      1997
                                 --------------        -----------------         -------------         -------------------
                                  (Unaudited)                                     (Unaudited)              (Unaudited)
Revenues                     $           95,927     $             95,927    $                --     $             79,684
Net loss                     $       (2,969,275)    $         (1,558,569)   $        (1,140,706)    $           (539,285)
Basic and diluted net loss
  per share                  $            (0.23)    $              (0.12)   $             (0.11)    $              (0.04)
Basic and diluted weighted
  average shares of common
  stock outstanding                  12,850,372               12,768,303             13,000,000               12,625,890

BALANCE SHEET DATA:
                                 JUNE 30, 1998       DECEMBER 31, 1997
                                --------------       -----------------
                                 (Unaudited)
Working capital deficit      $    (2,880,003)       $    (1,378,412)
Total assets                 $       493,735        $       395,456
Total liabilities            $     2,910,946        $     1,410,119
Shareholders' deficit        $    (2,417,211)       $    (1,014,663)


PROFORMA 1997 CORP.

STATEMENT OF OPERATIONS DATA:

                                               FOR THE PERIOD FROM
                                                 FEBRUARY 5, 1997          FOR THE SIX MONTHS ENDED
                                                  (INCEPTION) TO                   JUNE 30,
                                                DECEMBER 31, 1997                   1998
                                                -----------------         --------------------------
                                                   (Unaudited)                   (Unaudited)
Revenues                                      $             95,927         $                -
Net loss                                      $         (1,616,600)        $        (1,420,776)
Basic and diluted net loss per share          $              (0.12)(a)     $             (0.11)(a)
Basic and diluted weighted average                      13,265,306 (a)              13,265,306 (a)
  shares of common stock outstanding

BALANCE SHEET DATA:


                                             JUNE 30, 1998
                                            --------------
                                             (Unaudited)
Working capital deficit                   $        (170,156)
Total assets                              $         667,501
Total liabilities                         $         357,865(b)
Shareholders' equity                      $         309,636(c)


(a) Basic and diluted net loss per share and the basic and diluted weighted average shares of common stock outstanding of 1997 Corp. are determined based as if the stock split of 1997 Corp. and the issuance of 13,000,000 common shares of 1997 Corp. had occurred at the beginning of all periods presented.

(b) Total liabilities reflects CyBear's capital contribution from Andrx resulting from the conversion of the due to Andrx immediately prior to the consummation of the Merger Agreement and as accrued for the expenses incurred in connection with the transaction.


(c) Shareholders' equity reflects CyBear's capital contribution from Andrx resulting from the conversion of the due to Andrx and the stock split of 1997 Corp.'s 45,000 common shares outstanding into 265,306 common shares immediately prior to the consummation of the Merger Agreement, the issuance of 13,000,000 common shares of 1997 Corp. to acquire all the outstanding capital stock of CyBear, the elimination of CyBear's common stock, the expenses incurred in connection with the transaction and the elimination of 1997 Corp.'s accumulated deficit upon consummation of the Merger Agreement.

                                  RISK FACTORS

         AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE DECIDING TO APPROVE THE MERGER AGREEMENT DESCRIBED IN THIS PROSPECTUS.


1997 CORP.

         NO OPERATING HISTORY; LIMITED RESOURCES; NO PRESENT SOURCE OF REVENUES

         1997 Corp., incorporated on March 17, 1997, is a development stage company. Although certain of 1997 Corp.'s directors and its executive officers have had extensive experience relating to the identification, evaluation and acquisition of Target Businesses, 1997 Corp. has no operating history and, accordingly, there is only a limited basis upon which to evaluate 1997 Corp.'s prospects for achieving its intended business objectives. None of 1997 Corp.'s officers, directors, promoters or other persons engaged in management-type activities, has been previously involved with any blank check offerings. Prior to the proposed Merger, 1997 Corp.'s efforts had been limited to organizational activities and the Offering. 1997 Corp. has limited resources and has had no revenues to date. In addition, 1997 Corp. will not achieve any revenues except for interest income and dividends on the Deposited Funds (other than investment income) until, at the earliest, the consummation of a Business Combination. Moreover, there can be no assurance that any Target Business, at the time of 1997 Corp.'s consummation of a Business Combination, or at any time thereafter, will derive any material revenues from its operations or operate on a profitable basis.

CONFLICTS OF INTEREST


         Management may, but does not presently intend to, negotiate or otherwise consent to the purchase of a portion of their shares in connection with the Merger. Given that management paid between $1.00 and $2.00 for their shares and the Public Investors paid $5.00 per share, there will be an inherent conflict of interest, as management may have an interest in undertaking a Business Combination which provides a good return on their investment, but does not provide the same return to the Public Investors. Should an investor believe that management has breached its fiduciary duty to 1997 Corp. and its shareholders, pursuit of a claim for such breach of fiduciary duty by investors is likely to be prohibitively expensive. While management does not intend to take any fees or other compensation from 1997 Corp. (but only to obtain their investment return through appreciation in the common stock), there is no assurance that 1997 Corp. will not pay fees to firms or individuals with whom management has relationships. However, the law firm of Epstein Becker & Green, P.C. represents 1997 Corp. in connection with the Merger. Richard Campbell is special counsel to Epstein Becker & Green, P.C. and has agreed with the firm that he will receive no fees in connection with such representation. Management has a substantial number of relationships in the business community and considers it likely that they will draw on these relationships and pay reasonable fees to parties involved in a concluded Business Combination. The form or amount of these fees or other consideration cannot be determined at this time.

In order to mitigate against the possibility that management may undertake transactions with undue consideration of their own interests, 1997 Corp. has established a requirement that 51% of the shares of Common Stock purchased pursuant to the Offering must approve any Business Combination including the Merger, including the terms of management's involvement and consideration, if any. Management does not intend to accept a premium for their shares above the amount paid to the public.



CONTROL OF THE COMPANY


         After consummation of the Merger, the current shareholders of 1997 Corp. will control the vote of approximately 2% of 1997 Corp.'s outstanding Common Shares. The shareholders of CyBear will control 98% of 1997 Corp.'s common stock. As a result, the former holders of CyBear will have the ability to control the outcome of substantially all issues submitted to 1997 Corp.'s shareholders. See "Principal Shareholders."



ARBITRARY DETERMINATION OF THE ACQUISITION RATIO IN THE ACQUISITION OFFER

         The ratio in the Merger by 1997 Corp. of CyBear for shares of 1997 Corp. Common Stock was determined by negotiation between 1997 Corp. and CyBear, based on many factors, including non-quantifiable factors and does not necessarily bear a direct relationship to 1997 Corp.'s or CyBear's asset value, net worth or other established criteria of value and should not be considered indicative of the actual value of 1997 Corp. or CyBear.

DILUTION


         Judith S. Haselton and Richard L. Campbell, directors and officers of 1997 Corp., acquired the 15,000 shares of restricted shares of Common Stock in 1997 Corp. at an average cost per share that was significantly less than that which the Public Investors paid for their securities. Consequently, the Public Investors will bear the majority of the risk of any loss that may be incurred in 1997 Corp.'s operations. A confirmation of the investment in the Common Stock will result in an immediate substantial dilution of the Public Investor's investment. The issuance of additional shares of Common Stock upon 1997 Corp.'s completion of the proposed Merger, may have a dilutive effect on earnings per share and will have a dilutive effect on the voting rights of the holders of shares of the Common Stock.

FUTURE SALES OF COMMON STOCK


         Except for the shares of Common Stock purchased by the Public Investors in the Offering, shares of Common Stock held by the insiders of 1997 Corp. and the shares of Common Stock to be issued to CyBear shareholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933, as amended, and under certain circumstances may be sold without registration pursuant to such Rule at such time, if ever, that a market for 1997 Corp. securities develops. 1997 Corp. is unable to predict the effect that sales made under Rule 144, or otherwise, may have on the then prevailing market price of the Common Shares. 1997 Corp. is under no obligation to take any action in furtherance of making Rule 144 or any other exemption available.



NO DIVIDENDS AND NONE ANTICIPATED

         1997 Corp. has not paid any dividends and due to its present financial status and its contemplated financial requirements, 1997 Corp. does not contemplate or anticipate paying any dividends on its common stock in the foreseeable future.


VOLATILITY OF STOCK PRICES

         The market prices for securities of a company in its development stage have been highly volatile. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market price of start-up and development stage companies generally, that have been unrelated to operating performance. These broad market fluctuations may adversely effect the market price of the Common Stock.


LIMITED DIRECTORS' LIABILITY

         Under 1997 Corp.'s Certificate of Incorporation, directors of 1997 Corp. cannot be held liable to 1997 Corp. or its stockholders for monetary damages for breach of fiduciary duties unless the breach involves (i) the director's duty of loyalty to 1997 Corp. or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisition or redemptions of or dividends on, Capital Stock) of the General Corporation Law of the State of Delaware, or (iv) a transaction from which the director derived an improper personal benefit. This provision does not affect the liability of any director under federal or applicable state securities laws.


RECONFIRMATION RIGHTS; POSSIBLE INABILITY TO COMPLETE BUSINESS COMBINATION


         In connection with the Reconfirmation Offer, should the Public Investors holding 20% or less of the Common Stock elect to redeem their shares, 1997 Corp. may, but will not be required to, proceed with the Merger and, if 1997 Corp. elects to so proceed, will redeem such shares at their Liquidation Value (the purchase price of such shares plus any accrued interest on such escrow price in the proceeds escrow account) as of the Record Date. In any case, if the Public Investors holding more than 20% of such Common Stock elect to redeem their shares, 1997 Corp. will not proceed with the Merger.



POSSIBLE LIQUIDATION OF 1997 CORP. IF NO BUSINESS COMBINATION



         If 1997 Corp. does not effect a Business Combination by December 16, 1998, 1997 Corp. will distribute to the holders of Common Stock acquired in the Offering the amount of their original investment plus a pro-rata share of all dividends and interest accrued in the Rule 419 Escrow.

         There can be no assurance that 1997 Corp. will effect the Merger by December 16, 1998.



INVESTMENT COMPANY ACT CONSIDERATIONS; POSSIBLE ADDITIONAL REPORTING AND COMPLIANCE OBLIGATIONS

         The regulatory scope of the Investment Company Act of 1940, as amended (the "Investment Company Act"), which was enacted principally for the purpose of regulating vehicles for pooled investments in securities, extends generally to companies engaged primarily in the business of investing, reinvesting, owning, holding or trading in securities. The Investment Company Act may, however, also be deemed to be applicable to a company which does not intend to be characterized as an investment company but which, nevertheless, engages in activities which may be deemed to be within the definitional scope of certain provisions of the Investment Company Act. 1997 Corp. believes that its principal activities, which involve acquiring control of an operating company, will not subject 1997 Corp. to regulation under the Investment Company Act. Nevertheless, there can be no assurance that 1997 Corp. will not be deemed to be an investment company, particularly during the period prior to consummation of a Business Combination. If 1997 Corp. is deemed to be an investment company, 1997 Corp. may become subject to certain restrictions relating to 1997 Corp.'s activities, including restrictions on the nature of its investments and the issuance of securities. In addition, the Investment Company Act imposes certain requirements on companies deemed to be within its regulatory scope, including registration as an investment company, adoption of a specific form of corporate structure and compliance with certain burdensome reporting, record keeping, voting, proxy, disclosure and other rules and regulations. In the event of the characterization of 1997 Corp. as an investment company, the failure by 1997 Corp. to satisfy such regulatory requirements, whether on a timely basis or at all, would, under certain circumstances, have a material adverse effect on 1997 Corp.


STATE BLUE SKY REGISTRATION; RESTRICTED RESALES OF THE SECURITIES

         The ability to register or qualify for sale the shares of Common Stock for both initial sale and secondary trading will be limited because a significant number of states have enacted regulations pursuant to their securities or so-called "blue sky" laws restricting or, in many instances, prohibiting, the sale of securities of "blank check" issuers such as 1997 Corp. within that state. In addition, many states, while not specifically prohibiting or restricting "blank check" companies, would not register the securities to be offered in this offering for sale in their states. Because of these regulations, 1997 Corp. has registered the securities being offered in the Offering, or an exemption from registration has been obtained (or is otherwise available), only in the states of Maryland, New York, Rhode Island and the District of Columbia (the "Primary Distribution States") and initial sales may only be made in such jurisdictions. More specifically, 1997 Corp. has registered the securities by coordination in Maryland and Rhode Island and by notification in New York. Exemptions from registration have been obtained (or are otherwise available) in the District of Columbia. No resales of the shares will be permitted while such shares remain in the Securities Escrow.

NO MARKET FOR THE COMMON STOCK; RESALE LIMITATIONS


         Although 1997 Corp. sold 30,000 shares of its Common Stock in a "blank check" public offering in 1997, there has been no public market for such shares. Although the Company intends to apply for a listing on The Nasdaq Stock Market ("Nasdaq") System as soon as it meets the minimum qualifications for such listing, it does not now, nor will it immediately after this transaction, meet the qualification requirements for inclusion on Nasdaq. There can be no assurance that there will be an active trading market for 1997 Corp.'s securities following the completion of the Merger or, if a market does develop, as to the market price for 1997 Corp.'s securities. There are no plans, proposals, arrangements or understandings with any person with regard to the development of a trading market in any of 1997 Corp.'s securities. Consequently, Public Investors seeking to sell their shares of Common Stock following the conclusion of the Merger may not be able to do so.



QUALIFICATION FOR AND POSSIBLE DELISTING OF SECURITIES FROM NASDAQ SYSTEM

         Under current Nasdaq rules, in order to qualify for initial listing in the Nasdaq System, a company must, among other things, have at least $4,000,000 in net tangible assets, a minimum bid price for its common stock of $4.00 per share and 300 stockholders. In addition, in order to continue to qualify for listing on Nasdaq, a company must have, among other things, at least $2,000,000 in net tangible assets and a minimum bid price for its common stock of $1.00 per share. Accordingly, the Company will not qualify for initial Nasdaq listing since it may not have the requisite number of stockholders and may not meet the minimum bid price. Furthermore, even if the company is able in the future to qualify for Nasdaq listing, if the Company is unable to satisfy the continued listing criteria inasmuch as it might have less than $2,000,000 in net tangible assets, or the minimum bid price for its common stock might be less than $1.00 per share. In such an event, the Company's Common Stock may not be eligible for continued listing on the Nasdaq. There can be no assurance that there will be an active trading market for 1997 Corp.'s securities following the completion of the Merger or, if a market does develop, as to the market price for 1997 Corp.'s securities. There are no plans, proposals, arrangements or understandings with any person with regard to the development of a trading market in any of 1997 Corp.'s securities. Consequently, Public Investors seeking to sell their shares of Common Stock following the conclusion of the Merger may not be able to do so.


         Whether as a result of delisting or the failure to qualify initially, trading, if any, in the Company's securities would be conducted on the over-the-counter market in what are commonly referred to as the "pink sheets," or on the "OTC Bulletin Board." As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities. Consequently, the rule may restrict the ability of broker-dealers to sell the Company's securities and may affect the ability of stockholders to sell their securities in the secondary market. The loss of continued listing in the Nasdaq System, if the Company were to qualify for such listing, may also cause a decline in share price, loss of news coverage of the Company and difficulty in obtaining subsequent financing.

OFFERING IS SUBJECT TO PENNY STOCK RULES AND BROKER-DEALER SALES OF COMMON STOCK IN THE SECONDARY MARKET

         By virtue of 1997 Corp. being a "blank check" company, it is subject to the provisions under Rule 419 of Regulation C under the Securities Act. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. 1997 Corp.'s "penny stock" securities are subject to Securities and Exchange Commission Rule 15g-9 of the Exchange Act, which imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale.

         These disclosure rules have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules which makes it more difficult to sell such securities. Such requirements, could result in reduction in the level of trading activity for that particular security of 1997 Corp. and could make it more difficult for investors to sell that particular security.

PROHIBITION PURSUANT TO RULE 15G-8 UNDER EXCHANGE ACT TO SELL OR OFFER TO SELL SHARES IN RULE 419 ACCOUNT

         Rule 419 of Regulation C under the Securities Act of 1933, as amended, requires that the securities to be issued and the funds received in a blank check offering be deposited and held in an escrow account until an acquisition meeting specified criteria is completed. Pursuant to Rule 15g-8 under the Exchange Act, it is unlawful for any person to sell or offer to sell the Deposited Shares (or any interest in or related to the shares) held in the Rule 419 Escrow other than pursuant to a qualified domestic relations order issued by a court in connection with divorce proceedings. As a result, contracts for sale to be satisfied by delivery of the deposited shares (e.g. contracts for sale on a when, as, and if issued basis) are prohibited. Such rule prohibits sales of other interests based on the shares, whether or not physical delivery is required. Therefore, investors will not be able to realize any return on their investment for up to 18 months unless and until the Merger is completed.

CYBEAR

LIMITED OPERATING HISTORY; DEVELOPMENT STAGE COMPANY


         CyBear was organized in February 1997 and is still in the development stage. Since its inception, CyBear has been engaged primarily in product development activities. As CyBear anticipates that its products will be introduced in 1999, those products have not yet proven to be commercially viable. As a result, CyBear has no relevant operating history upon which an evaluation of its performance and prospects can be made. CyBear has not generated any meaningful revenues, and CyBear will not generate any meaningful revenues until after CyBear successfully completes development and market testing of its products. CyBear will be subject to all of the risks, uncertainties, expenses, delays, problems and difficulties typically encountered in the establishment of a new business and the development and commercialization of new products. CyBear has limited experience in developing and commercializing software and Internet-based products and there is limited information available concerning the potential performance of CyBear's software or market acceptance of CyBear's proposed products. There can be no assurance that unanticipated expenses, problems or technical difficulties will not occur which would result in material delays in product commercialization or that CyBear's efforts will result in successful product commercialization. See "Business."


ACCUMULATED DEFICIT


         CyBear has incurred net losses since inception, and as of June 30, 1998 had an accumulated deficit of $2,629,275. CyBear does not expect to recognize any significant revenues until 1999. In addition, CyBear intends to continue to invest heavily in product development and marketing. As a result, CyBear expects to continue to incur substantial operating losses for the foreseeable future, and there can be no assurance that CyBear will achieve or sustain profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FINANCING


         CyBear has primarily been funded with capital contributions and loans from Andrx. As of June 30, 1998, such loans were $2,684,898. Andrx has indicated to CyBear that it will continue to fund the Company's capital needs until the Company is able to raise capital from third parties or the next 12 months, whichever is earlier. A condition to the closing of the Merger is that Andrx provide or arrange for at least $3,000,000 of equity or debt funding for CyBear. To satisfy this condition, in September 1998, Andrx agreed to loan CyBear an additional $3,000,000, which will be funded prior to the consummation of the Merger. This cash will be sufficient to fund CyBear's operations until early 1999. CyBear currently anticipates that its available cash resources and available funding from Andrx will be sufficient to meet its presently anticipated working capital and capital expenditure requirements for at least the next 12 months. However, in order to support more rapid expansion, develop new or enhanced services and products, respond to competitive pressures, acquire complementary businesses or technologies or take advantage of unanticipated opportunities, CyBear may need to raise additional funds. CyBear's future liquidity and capital requirements will depend upon numerous factors, including the success of CyBear's proposed products and competing technological and market developments. CyBear may be required to raise additional funds through public or private financing, strategic relationships or other arrangements. There can be no assurance that such additional funding, if needed, will be available on terms acceptable to CyBear, or at all. Furthermore, any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants, which may limit CyBear's operating flexibility with respect to certain business matters. If adequate funds are not available on acceptable terms, CyBear may be unable to develop or enhance its services and products, take advantage of future opportunities or respond to competitive pressures, any of which could have a material adverse effect on CyBear's business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


UNCERTAINTY OF PRODUCT DEVELOPMENT


         CyBear has not yet completed third-party testing of the basic connectivity product platform or the development or testing of certain system enhancements. CyBear will be required to commit considerable time, effort and resources to finalize such development and adapt its software to satisfy specific requirements of potential customers. CyBear's planned ISP is still under development and is scheduled for introduction in early 1999. Continued system refinement, enhancement and development efforts are subject to all of the risks inherent in the development of new products and technologies, including unanticipated delays, expenses, technical problems or difficulties, as well as the possible insufficiency of funds to satisfactorily complete development, which could result in abandonment or substantial change in product commercialization. There can be no assurance that product development efforts will be successfully completed on a timely basis, or at all, that CyBear will be able to successfully adapt its software to satisfy specific requirements of potential customers, or that unanticipated events will not occur which would result in increased costs or material delays in product development or commercialization. In addition, while CyBear believes that its initial basic connectivity product platform performs the principal functions for which it has been designed, CyBear has only conducted limited tests of the initial components of its software in connection with preliminary market testing activities. Consequently, there can be no assurance that such software will perform all of the functions for which it has been or will be designed or prove to be sufficiently reliable in widespread commercial use. Technologies as complex as those incorporated into CyBear's software may contain errors which become apparent subsequent to commercial use. Remedying such errors could delay CyBear's plans and cause it to incur substantial additional costs.


UNCERTAINTY OF MARKET ACCEPTANCE

         As is typical in a developing business, demand and market acceptance for new and unproven products and services are subject to a high level of uncertainty. Achieving market acceptance for CyBear's products and services will require substantial marketing efforts and expenditure of significant funds to create awareness and demand by participants in the healthcare industry. There can be no assurance that CyBear's effort in establishing such products and services will be successful, that CyBear will be able to succeed in positioning its services as a preferred method for healthcare communications, that there will be significant market acceptance for its products and services or that any pricing strategy developed by CyBear will be economically viable or acceptable to the market.

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS


         As a result of CyBear's limited operating history and the emerging nature of the products and markets in which CyBear expects to compete, CyBear's historical financial data is of limited value in planning future operating expenses. Accordingly, CyBear's expense levels are based in part on its expectations concerning future revenues and are fixed to a large extent. CyBear may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in revenues. Further, CyBear's quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, some of which are outside CyBear's control. These factors include the level of demand for its ISP; the ability of CyBear to timely release its connectivity products and their market acceptance, CyBear's ability to attract and retain personnel with the necessary strategic, technical and creative skills required to develop and service CyBear's customers; the amount and timing of capital expenditures and other costs relating to the expansion of CyBear's operations; the introduction of new products or services by CyBear or its competitors; pricing changes in the industry; technical difficulties with respect to the use of the Internet; economic conditions specific to Internet technology usage; government regulation and legal developments regarding the use of the Internet; and general economic conditions. Due to all of the foregoing factors, in some future quarter CyBear's operating results may fall below market expectations.


INTELLECTUAL PROPERTY RISKS; PENDING INFRINGEMENT CLAIM


         CyBear regards its copyrights, trademarks, trade secrets (including its methodologies, practices and tools) and other intellectual property rights as critical to its success. To protect its rights in these various intellectual properties, CyBear relies on a combination of patent, trademark and copyright law, trade secret protection and confidentiality agreements and other contractual arrangements with its employees, affiliates, clients, strategic partners, acquisition targets and others to protect its proprietary rights. CyBear has also taken steps to obtain patent protection for its inventions and to register several of its trademarks, although no patents have been issued. There can be no assurance that the steps taken by CyBear to protect its proprietary rights will be adequate or that third parties will not infringe or misappropriate CyBear's patents (if and when issued), copyrights, trademarks and similar proprietary rights, or that CyBear will be able to detect unauthorized use and take appropriate steps to enforce its rights. In addition, although CyBear believes that its proprietary rights do not infringe on the intellectual property rights of others, there can be no assurance that other parties will not assert infringement claims against CyBear. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.


         On March 18, 1998, Andrx received a letter from counsel for Medix Resources, Inc. ("Medix") and its subsidiary, Cymedix Lynx Corporation ("Cymedix") alleging the theft and unlawful appropriation by CyBear, Andrx, and certain directors, officers and employees of CyBear and Andrx of certain computer medical software and internet medical communications technology allegedly owned by Cymedix. The letter demands trebled damages totaling $396.6 million pursuant to the civil theft provisions of Florida law, and also alleges claims under Florida's Racketeer Influenced and Corrupt Organization Act and certain other provisions of federal and state law. CyBear and Andrx believe that Medix's and Cymedix's accusations and threatened claims have no basis in substantial fact or legal support and on March 23, 1998, CyBear and Andrx filed a complaint against Medix and Cymedix in Broward County Circuit Court for libel and slander arising from the improper public dissemination of the contents of the aforesaid demand letter with respect to each of the matters set forth in the aforesaid demand letter. Issue has been joined and the parties have commenced discovery proceedings. CyBear and Andrx intend to vigorously prosecute their complaint, which seeks damages, costs, interest and attorneys' fees. On June 2, 1998 Medix, on behalf of Cymedix, filed a complaint against CyBear, Andrx and certain CyBear and Andrx directors, officers and employees alleging the theft and unlawful appropriation of Cymedix' computer medical software for remote online healthcare providers and Cymedix' Internet medical communications technology allegedly owned by Cymedix. Cymedix is seeking treble damages totaling $396 million. CyBear and Andrx have moved in the Broward County Circuit Court, where the defamation suit is pending, to enjoin Medix and Cymedix from prosecuting their Hillsborough County suit on the ground that the allegations of their complaint in that suit are in the nature of a compulsory counterclaim that should be asserted, if at all, in the previously filed defamation suit. In addition, CyBear and Andrx have moved in the Hillsborough County Circuit Court for an order dismissing the Medix/Cymedix complaint for legal insufficiency, or, alternatively, transferring the suit to the Broward County Circuit Court. The Hillsborough County Circuit Court has deferred ruling on this motion until after the court before whom the defamation suit is pending renders a decision on the motion by CyBear and Andrx to enjoin Medix and Cymedix from prosecuting their Hillsborough County action. CyBear and Andrx believe that Cymedix's suit has no basis in substantial fact or legal support and is without merit, and intend to vigorously defend themselves against these claims. However, there can be no assurance that CyBear will prevail in this litigation or that an adverse outcome would not have a material adverse effect on CyBear's business plan and financial position. See "Business--Legal Proceedings."

COMPETITION


         Both the ISP market and the management applications market in which CyBear intends to operate are extremely competitive, and CyBear expects competition in these markets to intensify in the future. CyBear will face competition from numerous sources, including prospective customers which may develop and market their own competitive products and services, physician office management information systems companies, online medical information service companies, system integration companies, health information system vendors, software companies, online and Internet service providers and others with the technical capabilities and expertise which would encourage them to develop and commercialize competitive products or services. CyBear's prospective competitors include many large companies that have substantially greater market presence and financial, technical, marketing and other resources than CyBear. CyBear believes that there are many web sites that provide much of the substantive information to be provided on CyBear's ISP, although none of such companies is believed to be an ISP offering all of the same content. Further, many management information and software companies are attempting to develop software products similar to CyBear's connectivity products, which are software products designed to permit incompatible computer systems to exchange data. If competing products are introduced, they could materially and adversely affect CyBear's business, results of operations and financial condition. CyBear believes that its ability to compete successfully in the Internet services market depends on a number of factors, including its content; market presence; the adequacy of its member and technical support services; the capacity, reliability and security of its network infrastructure; the ease of access to and navigation of the Internet provided by CyBear's services; the pricing policies of CyBear, its competitors and its suppliers; and industry and general economic trends. There can be no assurance that CyBear will have the financial resources, technical expertise or marketing and support capabilities to compete successfully.


RELIANCE ON RAPIDLY CHANGING TECHNOLOGY


         All businesses which rely on Internet technology, including the healthcare communications business, are subject to rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards. In addition, as the communications, computer and software industries continue to experience rapid technological change, CyBear must be able to quickly and successfully adapt its products and services so that they adapt to such changes. There can be no assurance that CyBear will not experience difficulties that could delay or prevent the successful development and introduction of its healthcare communications products and services. CyBear's inability to respond to technological changes in a timely and cost-effective manner could have a material adverse effect on CyBear's business, financial condition and results of operations. Moreover, there can be no assurance that competitors will not develop technologically superior products and services, or that any such products and services will not have an adverse effect upon CyBear's operating results.


DEPENDENCE ON KEY PERSONNEL


         CyBear's performance is substantially dependent on the continued services and on the performance of its executive officers and other key employees, many of whom have worked together for only a short period of time and are not all full-time employees of CyBear. Particularly in light of CyBear's relatively early stage of development,

CyBear is dependent on retaining and motivating highly qualified personnel, especially its senior management. CyBear does not have "key person" life insurance policies on any of its executive officers. The loss of the services of any of its executive officers or other key employees could have a material adverse effect on the business, results of operations or financial condition of CyBear. See "Management."


GOVERNMENT REGULATION OF HEALTHCARE


         Participants in the healthcare industry are subject to extensive and frequently changing regulation under numerous laws administered by governmental entities at the federal, state and local levels. Many current laws and regulations, when enacted, did not anticipate the methods of healthcare communication under development by CyBear. CyBear believes, however, that these laws and regulations may nonetheless be applied to its healthcare communications business. Accordingly, CyBear's healthcare communications business may be affected by current regulations as well as future regulations specifically targeted to this new segment of the healthcare industry. Current laws and regulations which may affect the healthcare communications business include (i) the regulation of confidential patient medical record information, (ii) laws relating to the electronic transmission of prescriptions from physicians' offices to pharmacies, (iii) regulations governing the use of software applications in the diagnosis, cure, treatment, mitigation or prevention of disease and (iv) laws or regulations relating to the relationships between or among healthcare providers. CyBear expects to conduct its healthcare communications business in substantial compliance with all material federal, state and local laws and regulations governing its operations. However, the impact of regulatory developments in the healthcare industry is complex and difficult to predict, and there can be no assurance that CyBear will not be materially adversely affected by existing or new regulatory requirements or interpretations.


RISKS ASSOCIATED WITH MANAGEMENT OF POTENTIAL GROWTH


         CyBear intends to rapidly expand it management, research and development, testing, marketing, sales and customer service over the next 12 months, which is expected to place a significant strain on its managerial, operational, financial and information systems resources. To accommodate its increasing size and manage growth, CyBear must continue to implement and improve its operational, financial and information systems, and expand, train and manage its employee base. There can be no assurance that CyBear will be able to effectively manage expansion of its operations, or that CyBear's facilities, systems, procedures or controls will be adequate to support CyBear's operations. The inability of CyBear to manage future growth effectively would have a material adverse effect on CyBear.

EMERGING MARKET FOR CYBEAR'S SERVICES

         CyBear operates in a market that is at a very early stage of development, is rapidly evolving and is characterized by an increasing number of market entrants who have introduced or developed competing products and services. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty and risk. The adoption of the Internet for commerce, particularly by those individuals and companies in the healthcare industry which historically have relied upon traditional means of commerce, will require a broad acceptance of new methods of conducting business and exchanging information. There can be no assurance that the market for CyBear's products and services will develop or that demand for CyBear's services will emerge or be sustainable. If the market fails to develop, develops more slowly than expected or becomes saturated with competitors, or if CyBear's services do not achieve or sustain market acceptance, CyBear's business, results of operations and financial condition would be materially adversely affected.


DEPENDENCE ON ADOPTION OF THE INTERNET AS AN ADVERTISING MEDIUM; RELIANCE ON SHORT-TERM ADVERTISING CONTRACTS


         CyBear may derive revenue from the sale of advertisements on its Web sites. CyBear's ability to generate advertising revenue will depend on, among other factors, the development of the Internet as an advertising medium, the amount of traffic on and the membership bases of CyBear's Web sites and CyBear's ability to achieve and demonstrate user and member demographic characteristics that are attractive to advertisers. Most potential advertisers and their advertising agencies have only limited experience with the Internet as an advertising medium and have not devoted a significant portion of their advertising expenditures to Internet-based advertising. There can be no assurance that advertisers will be persuaded to allocate or continue to allocate portions of their budgets to Internet-based advertising or, if so persuaded, that they will find such advertising to be effective for promoting their products and services relative to traditional print and broadcast media. No standards have yet been widely accepted for the measurement of the effectiveness of Internet-based advertising, and there can be no assurance that such standards will develop sufficiently to support Internet-based advertising as a significant advertising medium. In addition, the widespread adoption of technologies that permit Internet users to selectively block out unwanted graphics, including advertisements, attached to Web pages could adversely affect the growth of the Internet as an advertising medium. If widespread commercial use of the Internet does not develop, or if the Internet does not develop as an effective and measurable medium for advertising, CyBear's business, results of operations and financial condition would be materially adversely affected.

         CyBear's advertising revenue may be derived under short-term contracts. Consequently, CyBear's advertising customers could move their advertising to competing Web sites or to other media quickly and without penalty, thereby increasing CyBear's exposure to competitive pressures. Any failure of CyBear to achieve sufficient advertising revenue would have a material adverse effect on CyBear's business, results of operations and financial condition.


DEPENDENCE ON CONTINUED GROWTH IN USE OF THE INTERNET


         CyBear's success may be highly dependent upon continued growth in the use of the Internet generally and, in particular, as a medium for advertising, information services and commerce. The rapid growth of global commerce and the exchange of information on the Internet and online services is new and evolving, making it difficult to predict whether the Internet will prove to be a viable commercial marketplace. There can be no assurance that the Internet will be a successful commerce and information channel. The Internet may not prove to be a viable commercial marketplace due to inadequate development of the necessary infrastructure, such as reliable network backbones, or complementary services, such as high speed modems and security procedures for financial transactions. Concern over Internet security has been, and could continue to be, a barrier to commercial activities requiring users to send confidential information over the Internet. The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. There can be no assurance that the Internet infrastructure will continue to be able to support the demands placed on it by sustained growth.

INTERNET COMMERCE SECURITY RISKS


         A significant barrier to electronic commerce and communications is the secure transmission of confidential information over public networks. CyBear will rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise or breach of the algorithms used by CyBear to protect customer transaction data. If any such compromise of CyBear's security were to occur it could have a material adverse effect on CyBear's business, results of operations and financial condition. A party who is able to circumvent CyBear's security measures could misappropriate proprietary information or cause interruptions in CyBear's operations. CyBear may be required to expend significant capital and other resources to protect against the threat of such security breaches or to alleviate problems caused by such breaches. Concerns over the security of Internet transactions and the privacy of users may also inhibit the growth of the Internet generally, and the Web in particular, especially as a means of conducting commercial transactions. To the extent that activities of CyBear or third party contractors involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could expose CyBear to a risk of loss or litigation and possible liability. There can be no assurance that CyBear's security measures will prevent security breaches or that failure to prevent such security breaches would not have a material adverse effect on CyBear's business, results of operations and financial condition.


LIABILITY FOR INFORMATION RETRIEVED FROM THE INTERNET


         Due to the fact that materials may be downloaded from web sites operated by the company and may be subsequently distributed to others, there is a potential that claims will be made against CyBear for defamation, negligence, copyright or trademark infringement or other theories based on the nature and content of such materials. Such claims have been brought, sometimes successfully, against online services in the past. In addition, CyBear could be subject to liability with respect to content that may be accessible through CyBear's web sites or third party web sites linked from CyBear's web sites. Although CyBear carries general liability insurance, CyBear's insurance may not cover potential claims of this type or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify CyBear for all liability that may be imposed. Any costs or imposition of liability that is not covered by insurance or in excess of insurance coverage could have a material adverse effect on CyBear's business, results of operations and financial condition.

DEPENDENCE ON NETWORK INFRASTRUCTURE AND THIRD PARTY NETWORK PROVIDERS


         The future success of CyBear's ISP business will depend on the capacity, reliability and security of CyBear's network infrastructure. CyBear does not intend to construct its own network but will instead contract with third parties to provide this network infrastructure. CyBear is conducting negotiations with several potential providers and believes that sufficient network capacity is readily available from the major telecommunications companies and CyBear intends to enter into agreements with mulitple suppliers to best meet its needs. Capacity constraints may occur in the future, resulting in effects ranging from delays when trying to use a particular service to general slow downs of all services offered by CyBear on the Internet. Poor network performance could cause members to terminate use of CyBear's services. There can be no assurance that CyBear will be able to contract for or develop its network infrastructure to meet its demand or changing member requirements on a timely basis or at a commercially reasonable cost, if at all.

         CyBear expects to enter into contractual arrangements with owners of dial-up points of presence ("POPs") through which CyBear will provide Internet access on a non-exclusive basis. CyBear will thus be dependent on such providers for crucial portions of its network infrastructure and does not have direct control over network reliability and other quality service concerns. There can be no assurance that CyBear will enter into any such agreements to provide network access to CyBear and its members on acceptable terms. Moreover, most such providers also provide network services to other entities that offer Internet or online services. The inability or unwillingness of a network provider to provide reliable, high quality POP access to CyBear on commercially reasonable terms, or CyBear's inability to secure alternative POP arrangements, if necessary, would limit CyBear's ability to provide Internet access to its members, which would, in turn, have a material adverse effect on CyBear.


DEPENDENCE ON TELECOMMUNICATIONS CARRIERS AND OTHER SUPPLIERS


         CyBear will rely on local telephone and other companies to provide data communications capacity via local telecommunications lines, long distance lines and wireless connections, all of which are subject to potential disruptions that may not be remedied easily or on a timely basis. CyBear's suppliers and telecommunications carriers also sell or lease services and products to CyBear's competitors. There can be no assurance that CyBear's suppliers and telecommunications carriers will not enter into exclusive arrangements with CyBear's competitors or otherwise stop selling or leasing their services or products to CyBear, which events could have a material adverse effect on CyBear. Failure of any of CyBear's suppliers to provide services and equipment in the quantities, at the quality levels or at the times required by CyBear, or an inability by CyBear to develop alternative sources of supply could materially adversely affect CyBear's ability to effectively support the growth of its member base in a timely manner would increase its costs of expansion. The Company does not expect to be dependent on any one supplier except BellSouth, the local telephone company in Florida, where CyBear's facilities are located, to connect its main network to its telecommunications suppliers.


GOVERNMENT REGULATION OF INTERNET COMMUNICATIONS


         CyBear intends to provide Internet services, in part, through data transmissions over public telephone lines. These transmissions are governed by regulatory policies establishing charges and terms for wireline communications. CyBear currently is not subject to direct regulation by the Federal Communications

Commission (the "FCC") or any other governmental agency, other than regulations applicable to businesses generally. However, in the future CyBear could become subject to regulation by the FCC or another regulatory agency as a provider of basic telecommunications services. Changes in the regulatory environment relating to the application of access charges and Universal Service Fund support payments to Internet and Internet telephony providers, regulation of Internet services, including Internet telephony, and other regulatory changes that directly or indirectly affect costs imposed on Internet or Internet telephony providers, telecommunications costs or increase in the likelihood or scope of competition, could have a material adverse impact on CyBear.




YEAR 2000


         Many existing computer programs use only two digits to identify a year. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer software applications could fail or create erroneous results by, at or beyond the year 2000 (the "Year 2000 Phenomenon"). CyBear utilizes software, computer technology and other services provided by third-party vendors that may not be Year 2000 Phenomenon ready. CyBear may also be indirectly dependent on the institutions involved in processing CyBear's members' credit card payments for CyBear's services. CyBear is currently assessing the Year 2000 Phenomenon readiness of its third-party supplied software, computer technology and other services. Based upon the results of this assessment, CyBear will develop and implement, if necessary, a remediation plan with respect to third-party software, computer technology and services which may fail to be Year 2000 Phenomenon ready. CyBear has assessed its proprietary software and systems and has determined them to be Year 2000 Phenomenon ready. Management anticipates that CyBear's systems, including components thereof provided by third-party vendors, will be Year 2000 Phenomenon ready by 2000. At this time, the expenses associated with this assessment and potential remediation plan cannot presently be determined. The failure of the software and computing systems of CyBear and its third-party vendors to be Year 2000 Phenomenon ready could have material adverse effect on CyBear. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                   THE MERGER

DESCRIPTION OF THE TRANSACTION

         The Merger Agreement sets forth a proposed transaction (the "Merger") among CyBear, an indirect subsidiary of Andrx, 1997 Corp. and CyBear Capital Corp. ("Mergerco") (collectively referred to as the "Companies") whereby 1997 Corp. would acquire from the current stockholders of CyBear all of the outstanding capital stock of CyBear by means of a statutory merger of Mergerco, a newly formed subsidiary of 1997 Corp., into CyBear. The separate existence and corporate organization of Mergerco, except insofar as it may be continued by statute, shall cease on the effective date of the Merger (the "Effective Date") and CyBear (the "Surviving Corporation") shall become a wholly owned subsidiary of 1997 Corp. There shall be no change in the ownership of the 265,306 shares of 1997 Corp. Common Stock outstanding until immediately prior to the Merger. The Merger will be effected pursuant to the Florida Business Corporation Law and is intended to be a tax free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code").


         Upon consummation of the Merger, all Mergerco shares currently issued and outstanding to 1997 Corp. shall be converted into an equal number of shares of common stock, par value $.001, of the Surviving Corporation by virtue of the Merger and without any action on the part of the holder thereof, and shall constitute all the issued and outstanding shares of capital stock of the Surviving Corporation. All outstanding CyBear Common Shares shall be cancelled and retired and shall cease to exist, and shall be converted by virtue of the Merger, at the Effective Date, into a total of 13,000,000 1997 Corp. Shares without any action on the part of the holders thereof on the basis of one 1997 Corp. Share for each CyBear Common Share. The holders of certificates representing CyBear Common Shares outstanding prior to the Merger shall be entitled upon surrender thereof to receive from Mergerco a certificate representing the number of 1997 Corp. Shares to which such holder shall be entitled for each CyBear Common Share so surrendered. Until so surrendered, the outstanding certificates which, prior to the Effective Date, represented CyBear Common Shares shall be deemed for all corporate purposes to evidence ownership of 1997 Corp. Shares into which such CyBear Common Shares shall have been converted. All presently outstanding employee stock options of CyBear shall be assumed by 1997 Corp.


         The result of the Merger, assuming that all of the 1997 Corp. stockholders accept the Acquisition Offer, is that the holders of CyBear's Common Stock immediately prior to the consummation of the Merger will own 98% of 1997 Corp.'s Common Stock and the current 1997 Corp. stockholders will own 2% of 1997 Corp.'s Common Stock. It is expected that the business of CyBear will continue after the Merger and that the directors and officers of CyBear will become directors and officers of 1997 Corp. after the Merger. Upon consummation the Merger: (i) subject to approval by the shareholders of 1997 Corp., the name of 1997 Corp. shall be changed to "CyBear, Inc." and (ii) the name of CyBear shall be changed to CyBear Inc. (FL).

STOCKHOLDER APPROVAL OF THE  MERGER

         Consummation of the Merger is conditioned upon, among other things, the confirmation of the investment by holders of at least 80% of the shares owned by the non-affiliated Public Investors of 1997 Corp. (see "Reconfirmation Offering"), and the approval of the Merger by holders of 51% of the shares of common stock purchased in the Offering. Upon consummation of the Merger, each stockholder of 1997 Corp. who rejects or fails to accept the Acquisition Offer will be paid his or her pro rata share of the Deposited Funds in the Rule 419 Escrow for the benefit of the Public Investors, or approximately $5.20 per share. See "Reconfirmation Offering."


         Stockholders of 1997 Corp. desiring to confirm their investment and remain an investor in 1997 Corp. are directed to sign and return the Written Consent of Stockholder and Reconfirmation form they previously received to Epstein Becker & Green, P.C., Attn: Joseph A. Smith, 250 Park Avenue, 12th Floor, New York, New York 10177. Any 1997 Corp. stockholder who fails to return his or her form so that it is received by November 19, 1998 (no sooner than 20 business days and no later than 45 business days from the date hereof) will be deemed to have rejected the Acquisition Offer and will (if the Acquisition Offer is otherwise accepted by the requisite 80% of the Public Investors) automatically be sent a check representing his or her pro rata share of the funds in the escrow account for the benefit of the Public Investors. See "Reconfirmation Offering."



         The Board of Directors of 1997 Corp. approved the Merger Agreement as of July 20, 1998. The Board of Directors of CyBear approved the Merger Agreement on July 20, 1998. CyBear, Mergerco and 1997 Corp., expect to solicit approval of the Merger from their respective stockholders prior to October 25, 1998.


CONDITIONS TO CLOSING

         Consummation of the Merger is subject to the satisfaction of various conditions, prior to the Effective Date, including, among others, the following:
(a) the shareholders of 1997 Corp., shall have approved the Merger, (b) CyBear shall not have suffered a loss of such a character which could reasonably be expected to have a material adverse effect on the terms of the Merger; (c) except as previously disclosed in writing, no material transactions shall have been entered into by CyBear other than transactions in the ordinary course of business; (d) no material adverse change, in the aggregate, shall have occurred in the financial condition of CyBear since March 31, 1998; (e) none of the properties or assets of CyBear shall have been sold or otherwise disposed of other than in the ordinary course of business during such period; (f) the Companies shall have performed and complied in all material respects with the provisions and conditions of the Merger Agreement to be performed and complied with, and the representations and warranties made the Companies in the Merger Agreement shall be true and correct, both when made and as of the Effective Date, (g) the Merger Agreement and the transactions contemplated thereby shall have been approved by appropriate corporate action of the Companies; (h) there shall have been full compliance with the applicable Blue Sky Laws of any state or other governmental body having jurisdiction over the Merger; (i) Mergerco and 1997 Corp. shall have received opinions from counsel to Andrx and CyBear as to customary matters; and (j) Andrx and CyBear shall have raised a minimum of $3,000,000 through either a private placement of 1997 Corp. Common Stock or other funding by the Effective Date, including the sale of at least 333,333 shares of 1997 Corp.

Common Stock at a price of at least $3.00 per share (which shares are not included in the total of 13,000,000 shares to be issued to the shareholders of CyBear as a result of the Merger). The last condition was satisfied in September 1998 through a $3,000,000 loan commitment from Andrx. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" for a description of the loan terms.


REPRESENTATIONS AND WARRANTIES

         Each of CyBear, 1997 Corp., Andrx and Mergerco made representations and warranties in the Merger Agreement relating to, among other matters: (a) their due organization, valid existence and authority to conduct business and own and lease assets and properties; (b) being duly licensed or qualified to do business in foreign jurisdictions; (c) the Companies' subsidiaries; (d) capitalization;
(e) the authority to execute and deliver the Merger Agreement and, subject to receipt of the requisite stockholder approval, to consummate the transactions contemplated therein; (f) due and valid execution of the Merger Agreement; (g) enforceability of the Merger Agreement; (h) required governmental and third-party consents and approvals; (i) payment of taxes, fees and assessments;
(j) the accuracy of financial statements; (k) the absence of brokers or finders;
(l) the status of accounts receivable and inventories; (m) the absence of certain changes in operations and results thereof since March 31, 1998; (n) the absence of undisclosed material liabilities; (o) the absence of material litigation (except as disclosed in writing); (p) material compliance with applicable laws; (q) title to and condition of material assets; (r) delivery of copies of material agreements including leases and insurance policies; (s) the absence of certain specified types of contracts, commitments and defaults; (t) the absence of material adverse conditions; and (u) material completeness of all disclosure.

         These representations and warranties survive the closing date of the Merger Agreement for a period of one year.

RIGHTS AND LIABILITIES OF SURVIVING CORPORATION

         On and after the Effective Date, CyBear, as the Surviving Corporation, shall succeed to and possess, without further act or deed, all of the estate, rights, privileges, powers, and franchises, both public and private, and all of the property, real, personal, and mixed, of each of CyBear and Mergerco (collectively, the "Constituent Corporations"); all debts due to either of the Constituent Corporations on whatever account shall be vested in CyBear; all claims, demands, property, rights, privileges, powers, and franchises and every other interest of either of the Constituent Corporations shall be as effectively the property of CyBear as they were of the respective Constituent Corporations; the title to any real estate by deed or otherwise in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the acquisition, but shall be vested in CyBear; all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, limited in lien to the property affected by such lien at the Effective Date; all debts, liabilities, and duties of the respective Constituent Corporations shall thenceforth attach to CyBear and may be enforced against it to the same extent as if such debts, liabilities, and duties had been incurred or contracted by it; and CyBear shall indemnify and hold harmless 1997 Corp. and the officers and directors of each of the Constituent Corporations against all such debts, liabilities, and duties and against all claims and demands arising out of the Merger.

CERTAIN INCOME TAX CONSEQUENCES

         The Merger is intended to qualify as a "tax-free reorganization" for purposes of the United States federal income tax so that stockholders of 1997 Corp. subject to United States tax will not recognize gain or loss from the transaction. In addition, the transaction is not intended to result in the recognition of gain or loss to either CyBear or 1997 Corp. in the respective jurisdictions where each of them is subject to taxation. NO OPINION OF COUNSEL NOR A RULING FROM THE INTERNAL REVENUE SERVICE HAS BEEN OBTAINED IN REFERENCE TO THE FOREGOING. THE FOREGOING IS FOR GENERAL INFORMATION ONLY AND 1997 CORP. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM.

INTEREST OF CERTAIN PERSONS IN THE MERGER

         The following table sets forth certain information regarding the beneficial ownership of the common stock of 1997 Corp. as of December 31, 1997, and the number of shares of CyBear to be acquired under the Merger Agreement, by persons who might be deemed "affiliates" of CyBear or of 1997 Corp. within the meaning of Rule 405 of the Securities Act of 1933, as amended, and by the directors and executive officers of 1997 Corp.


                                       BENEFICIAL OWNERSHIP OF 1997 CORP.
                                       ----------------------------------
       BENEFICIAL OWNER                   NUMBER OF                  PERCENT OF                    PERCENT OF
                                           SHARES              TOTAL SHARES OUTSTANDING           TOTAL SHARES
                                          ---------            ------------------------            OUTSTANDING
                                                 BEFORE MERGER                                    AFTER MERGER
                                                 -------------                                    ------------

Judith S. Haselton                         5,000                         11%                             *
315 West 106th Street, 4th Fl.
New York, New York 10025
Richard L. Campbell                       10,000                         22%                             *
407 East Grand River
Brighton, Michigan 48116

------------
* Less than 1%.

FEES AND EXPENSES

         Pursuant to the terms of the Merger Agreement, CyBear and 1997 Corp. are each to bear their own costs and expenses incurred in connection with the Merger. Since the only funds available to 1997 Corp. are the $150,000 in cash held in escrow pursuant to Rule 419, none of which may be used by either 1997 Corp. or CyBear prior to the consummation of the Merger Agreement, it is anticipated that 1997 Corp. will accrue liabilities on its financial statements which will be paid after the closing of the Merger.


         The Merger Agreement provides that Andrx is obligated to pay 1997 Corp. a $50,000 termination fee if the Merger is not consummated by October 15, 1997 for any reason other than the failure of 1997 Corp. shareholders to approve the Merger or a material breach of te Merger Agreement by 1997 Corp. 1997 Corp. has extended this condition through December 16, 1998.

RECOMMENDATION BY THE BOARD OF DIRECTORS OF 1997 CORP.

         The Board of Directors of 1997 Corp. approved the Merger Agreement as of May 15, 1998 and recommends that the public investors confirm their investment in 1997 Corp.


                             RECONFIRMATION OFFERING

RECONFIRMATION OFFERING

         The Public Investors have the opportunity to confirm or disaffirm their investment in 1997 Corp. pursuant to the following conditions required by Rule 419:

         1. Each Public Investor whose securities are held in the Rule 419 Escrow shall receive a copy of this Prospectus within five business days of the effective date of this Prospectus;

         2. Each Public Investor will have no fewer than 20 business days from the effective date of this Prospectus to notify 1997 Corp. in writing that the Public Investor elects to remain an investor;

         3. If 1997 Corp. does not receive written notification from any investor within 45 business days following the effective date of this Prospectus, the pro-rata portion of the Deposited Funds (and any related interest or dividends) held in the Rule 419 Escrow on such Public Investor's behalf will be returned to the Public Investor within five business days by first class mail or other equally prompt means;

         4. The acquisition will be consummated only if a minimum number of Public Investors representing 80% of the maximum Offering proceeds ($120,000) elect to reconfirm their investments;



         5. If a consummated acquisition(s) has not occurred by December 16, 1998, the Deposited Funds held in the Rule 419 Escrow shall be returned to all of the Public Investors on a pro-rata basis within five business days by first class mail or other equally prompt means; and



         6. Public Investors who receive their pro-rata portion of the Deposited Funds will also receive their pro-rata portion of their accrued dividends and interest. Public Investors who elect to remain investors will not receive any interest when their pro-rata portion of the Deposited Funds is released to 1997 Corp.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         THE FOLLOWING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING DISCUSSION ALSO SHOULD BE READ IN CONJUNCTION WITH THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS.

1997 CORP.

RESULTS OF OPERATIONS

         1997 Corp.'s public offering was declared effective on June 16, 1997. 1997 Corp. offered a total of 30,000 shares of Common Stock (par value $.001 per share) at an offering price of $5.00 per Share, for an aggregate $150,000. On September 16, 1997 Corp. closed on 30,000 Shares for a total gross proceeds of $150,000. Pursuant to Rule 419 of the Securities Act of 1933, net proceeds of $150,000 together with all securities issued are being held in escrow pending the consummation of an acquisition or merger.

         After the closing of the Merger, the business of 1997 Corp. will consist of owning and operating CyBear. The resources of 1997 Corp. will be made available to CyBear for its business. The combined cash resources of CyBear and 1997 Corp. will not be sufficient to fully develop and market its products and services. Therefore, 1997 Corp. will be required to obtain additional financing about which no assurance can be given.


         As of December 31, 1997, 1997 Corp. had incurred approximately $20,000 of costs associated with the formation and capitalization of 1997 Corp. of which $14,950 were capitalized. The founding shareholders of 1997 Corp., who hold 15,000 of the 45,000 shares presently outstanding, funded these costs. 1997 Corp. will use the net proceeds from the previous offering principally in connection with effecting a Business Combination, and structuring and consummating a Business Combination (including possible payment of finder's fees or other compensation to persons or entities which provide assistance or services 1997 Corp.). 1997 Corp. does not have discretionary access to the income on the monies in the escrow account and stockholders of 1997 Corp. will not receive any distribution of the income (except in connection with a liquidation of 1997 Corp.) or have any ability to direct the use or distribution of such income. Thus, such income will cause the amount in escrow to increase. 1997 Corp. cannot use the escrowed amounts to pay the costs of evaluating potential Business Combinations. As Common Stock will be used as consideration to effect the Merger, the balance of the net proceeds from the offering not theretofore expended will be used to finance the operations of CyBear after the Merger. No cash compensation will be paid to any officer or director in their capacities as such. Further, such persons will resign as officers of 1997 Corp. upon the closing of the Merger.

         At June 30, 1998, 1997 Corp.'s current assets were $173,766, while current liabilities were $31,817.



CYBEAR

INTRODUCTION

         CyBear, a Florida corporation in the development stage, was incorporated on February 5, 1997. CyBear, Inc. is a 99% owned subsidiary of Andrx. CyBear is developing a suite of Internet-based productivity and communication networks for the healthcare industry, including private communication networks among healthcare providers, the provision of Internet services, and electronic management tools for prescriptions, patient referrals, hospital admissions, and other healthcare related activities. To date, the Company's principal activities have consisted of developing its products and providing software development services to Andrx.


         From inception through June 30, 1998, CyBear incurred a net loss of $2,969,275 and has been dependent upon funding from Andrx. Management anticipates incurring additional net losses for the foreseeable future, as the Company continues to expend substantial resources to build its infrastructure, develop its products and build its sales and marketing and administrative organizations. Andrx is committed to the required funding of CyBear's future operations until CyBear is able to raise capital from third parties or the next 12 months, whichever is earlier. The Company has not yet completed third-party testing of the basic connectivity product platform or the development or testing of certain system enhancements. The Company will be required to commit considerable time, effort and resources to finalize such development and adapt its software to satisfy specific requirements of potential customers. CyBear's planned ISP is still under development and is expected to be introduced in the first quarter of 1999. There can be no assurance that CyBear will successfully develop its products, achieve or sustain profitability or positive cash flow from its operations.


         The Company's strategy is to rapidly develop a broad customer base and a source of revenue by marketing a healthcare ISP. This product will provide a one-stop location on the Internet for the healthcare community to locate relevant news, healthcare related information and customizable features unique to each user. It will also provide a base for the marketing of CyBear's software productivity applications to the healthcare industry.


         The Company's software applications will establish connectivity between and among physicians, pharmacies, labs, hospitals, MCOs and Payors. In parallel with the introduction of its ISP service, CyBear will be marketing and installing its electronic prescription management product. This product automates and regulates the flow of electronic prescription information from physician to pharmacy to MCO instead of by paper. It features formulary compliance, prospective drug utilization review and electronic prescription transmittal. CyBear will follow its introduction of the electronic prescription management product with scheduled releases of its patient referral, lab test submission and reporting, hospital admission, and other healthcare related software applications.

         Management anticipates introducing its ISP and its electronic prescription management product in 1999. In addition, the Company intends to start building its sales and marketing and administrative organizations and build network operations capacity to support the provision of its expected services.


         With respect to the ISP, CyBear expects that it will provide access to the ISP to physicians through PPMs and MCOs and that its revenue will be generated through connection fees, advertising by pharmaceutical companies and other suppliers of medical products and by content providers such as insurance companies, medical publications and journals. With respect to its connectivity products, CyBear's customers are expected to be pharmacies and MCOs and that the primary source of revenues will be transaction fees for the electronic transmission of prescriptions.


         The market for the Company's services and products has only recently begun to develop, is rapidly evolving and is characterized by an increasing number of market entrants. The Company and its prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in the new and rapidly evolving market for Internet services and products. To address these risks, the Company must, among other things, continue to attract, retain and motivate qualified persons, and continue to upgrade its technologies and services.

RESULTS OF OPERATIONS
FOR THE PERIOD FROM FEBRUARY 5, 1997 (INCEPTION) TO DECEMBER 31, 1997

         Revenues were $95,927 and consisted of software development services rendered to Andrx. The Company does not anticipate generating any substantial revenues in 1998.

         Operating expenses were $1,626,276 and consisted of $1,502,370 in software development costs and $123,906 in general and administrative expenses. Software development costs include outside consultant fees, payroll, benefits and housing expenses of employees involved in the creation, design and development of the Company's products and the product developed for Andrx. General and administrative expenses consist mainly of services provided by Andrx such as executive management, accounting and finance, legal, payroll and human resources. The Company and Andrx have a corporate services agreement whereby Andrx provides the Company with office space and various services of its management such as executive management, accounting and finance, legal, payroll and human resources.

         Interest expense was $28,220 and represents interest on advances from Andrx to fund CyBear's operations. Such advances bear interest at prime (8.5% at June 30, 1998) plus1/2%.

         The Company was not required to provide for federal or state income taxes due to its net losses. Under the provisions of SFAS No. 109, the Company has provided a valuation allowance to reserve against 100% of its net operating loss carryforwards. CyBear's taxable results are included in the consolidated income tax return of Andrx. The Company and Andrx have a tax allocation agreement that provides, among other things, for the allocation of federal income tax liabilities to the Company at the approximate amounts that would have been computed as if the Company had filed separate tax returns.


FOR THE SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO THE PERIOD FROM FEBRUARY 5, 1997 (INCEPTION) TO JUNE 30, 1997

         CyBear had no revenues for the six months ended June 30, 1998. Revenues were $79,684 for the period from February 5, 1997 (inception) to June 30, 1997 and consisted of software development services rendered to Andrx.

         Operating expenses were $1,331,058 for the six months ended June 30, 1998 and consisted of $950,287 in software development costs and $380,771 in general and administrative expenses. Operating expenses were $618,506 for the period from February 5, 1997 (inception) to June 30, 1997 and consisted of $568,506 of software development costs and $50,000 of general and administrative expenses.

         Interest expense was $79,648 for the six months ended June 30, 1998. Interest expense was $463 in the period from February 5, 1997 (inception) to June 30, 1997. Interest expense represents interest on advances from Andrx to fund CyBear's operations.


         The Company was not required to provide for federal or state income taxes due to its net losses.

LIQUIDITY AND CAPITAL RESOURCES


         From February 5, 1997 (inception) through June 30, 1998, the Company has incurred a net loss of $2,969,275 and has been dependent upon funding from Andrx. As of June 30, 1998, CyBear owed Andrx $2,684,898. As of June 30, 1998, the Company had $4,678 in cash and a working capital deficit of $2,880,003.

         Net cash used in operating activities from February 5, 1997 (inception) through June 30, 1998 was $2,674,224 and was primarily attributable to CyBear's loss from operations offset by accounts payable and accrued payroll and employee benefits.

         Net cash used in investing activities from February 5, 1997 (inception) through June 30, 1998 was $535,996. The Company invested $375,996 in capital expenditures consisting mainly of computer hardware and software used in the development of its products. In addition, the Company has entered into an agreement with a third party to license the use of their software to be utilized in its Internet-based software applications at a minimum of 600 customer sites for an unlimited period of time. The Company purchased this license for $160,000.

         Net cash provided by financing activities from February 5, 1997 (inception) through June 30, 1998 was $3,214,898 and consisted of proceeds from issuance of shares of the Company's stock and funding from Andrx. In February 1997, the Company issued 12,870,000 shares of common stock to Andrx for an aggregate amount of $500,000 and 130,000 shares of convertible preferred stock for a promissory note of $30,000. The promissory note was paid in full and the preferred stock was converted into 130,000 shares of common stock. In addition, the Company received advances of $2,577,029 from Andrx to fund its operations. The advances bear interest at prime (8.5% at June 30, 1998) plus 1/2% and will be contributed as additional paid-in capital to the Company upon consummation of certain transactions, including but not limited to, a merger.

         Andrx and CyBear have entered into a credit agreement with respect to Andrx's funding obligations to CyBear. The credit agreement provides that Andrx will continue to fund CyBear's operations until CyBear is in a position to raise at least $4,000,000 on its own (whether through debt or equity) or 12 months from the consummation of the Merger, whichever date is earlier (the "Maturity Date"). To satisfy the condition contained in the Merger Agreement, the credit agreement requires Andrx to fund $3,000,000 on Cybear's demand. Interest will accrue on the unpaid principal amount from the date of borrowing until the principal amount is repaid in full, at an annual interest rate equal to the prime rate plus 1/2%. The principal amount and all interest thereon will be paid to Andrx on the Maturity Date or at such other time and manner as the parties hereto agree, in writing.

         On March 18, 1998, Andrx received a letter from counsel for Medix Resources, Inc. ("Medix") and its subsidiary, Cymedix Lynx Corporation ("Cymedix") alleging the theft and unlawful appropriation by Andrx, the Company, and certain directors, officers and employees of the Company and Andrx of certain computer medical software and internet medical communications technology allegedly owned by Cymedix. The letter demands trebled damages totaling $396.6 million pursuant to the civil theft provisions of

Florida law, and also alleges claims under Florida's Racketeer Influenced and Corrupt Organization Act and certain other provisions of federal and state law. The Company and Andrx believe that Medix's and Cymedix's accusations and threatened claims have no basis in substantial fact or legal support and on March 23, 1998, the Company and Andrx filed a complaint against Medix and Cymedix in Broward County Circuit Court for libel and slander arising from the improper public dissemination of the contents of the aforesaid demand letter with respect to each of the matters set forth in the aforesaid demand letter. Issue has been joined and the parties have commenced discovery proceedings. The Company and Andrx intend to vigorously prosecute their complaints, which seeks damages, costs, interest and attorneys' fees. On June 2, 1998 Medix, on behalf of Cymedix, filed a complaint against the Company, Andrx and certain Company and CyBear directors, officers and employees in Hillsborough County Circuit Court, alleging the theft and unlawful appropriation of Cymedix' computer medical software for remote online healthcare Providers and Cymedix' Internet medical communications technology allegedly owned by Cymedix. Cymedix is seeking treble damages totaling $396 million. The Company and Andrx have moved in the Broward County Circuit Court, where the defamation suit is pending, to enjoin Medix and Cymedix from prosecuting their Hillsborough County suit on the ground that the allegations of their complaint in that suit are in the nature of a compulsory counterclaim that should be asserted, if at all, in the previously filed defamation suit. In addition, the Company and Andrx have moved in the Hillsborough County Circuit Court for an order dismissing the Medix/Cymedix complaint for legal insufficiency, or alternatively, transferring the suit to the Broward County Circuit Court. The Hillsborough County Circuit Court has deferred ruling on this motion until after the court before whom the defamation suit is pending renders a decision on the motion by CyBear and Andrx to enjoin Medix and Cymedix from prosecuting their Hillsborough County action. CyBear and Andrx believe that Cymedix's suit has no basis in substantial fact or legal support and is without merit, and intend to vigorously defend themselves against these claims. However, there can be no assurance that CyBear will prevail in this litigation or that an adverse outcome would not have a material adverse effect on CyBear.



         From time-to-time, the Company may be involved in litigation relating to claims arising out of its operations in the normal course of business. The Company is not currently a party to any other legal proceeding the adverse outcome of which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Company's business, operating results and financial condition.


         The Company anticipates that its cash requirements will continue to increase as it continues to expend substantial resources to build its infrastructure, develop its products and establish its sales and marketing, network operations and administrative organizations. Andrx is committed to the required funding of the Company's operations until the Company is able to raise capital from third parties or the next twelve months. Since February 5, 1997 (inception) through June 30, 1998, CyBear has been dependent upon funding from Andrx. As of June 30, 1998, CyBear owed Andrx $2,684,898. CyBear had no revenues for the six months ended June 30, 1998 and does not anticipate generating any substantial revenue in 1998. In September 1998, Andrx agreed to provide CyBear with $3,000,000 of cash through a loan prior to the consummation of the Merger. It is anticipated that such amount will be sufficient to fund CyBear's operations into the first quarter of 1999. Substantially all of such funds will be used for product development and marketing. CyBear currently anticipates that its available cash resources and available funding from Andrx will be sufficient to meet its presently anticipated working capital and capital expenditure requirements for at least the next 12 months. However, in order to support more rapid expansion, develop new or enhanced services and products, respond to competitive pressures, acquire complementary businesses or technologies or take advantage of unanticipated opportunities, the Company may need to raise additional funds. Additional funding may not be available when required or may not be available on terms favorable to the Company, if at all. Based on Andrx's most recent financial statements, CyBear believes that Andrx currently has the resources to fund CyBear's cash requirements for at least the next 12 months.


YEAR 2000

         Many existing computer programs use only two digits to identify a year. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer software applications could fail or create erroneous results by, at or beyond the year 2000 (the "Year 2000 Phenomenon"). The Company utilizes software, computer technology and other services provided by third-party vendors that may not be Year 2000 Phenomenon ready. The Company may also be indirectly dependent on the institutions involved in processing the Company's members' credit card payments for the Company's services. The Company is currently assessing the Year 2000 Phenomenon readiness of its third-party supplied software, computer technology and other services. Based upon the results of this assessment, the Company will develop and implement, if necessary, a remediation plan with respect to third-party software, computer technology and services which may fail to be Year 2000 Phenomenon ready. The Company has assessed its proprietary software and systems and has determined them to be Year 2000 Phenomenon ready. Management anticipates that the Company's systems, including components thereof provided by third-party vendors, will be Year 2000 Phenomenon ready by 2000. At this time, the expenses associated with this assessment and potential remediation plan cannot presently be determined. The

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

failure of the software and computing systems of the Company and its third-party vendors to be Year 2000 Phenomenon ready could have material adverse effect on the Company.

NEW ACCOUNTING PRONOUNCEMENTS

         Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income", was issued by the Financial Accounting Standards Board ("FASB") in June 1997. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company has adopted the provisions of SFAS No. 130 beginning January 1, 1998, as required. CyBear's comprehensive losses and net losses are the same for all periods presented.

         SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", was issued by the FASB in June 1997. This Statement establishes standards for reporting information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company will adopt the provisions of SFAS No. 131 for the year ending December 31, 1998, as required. Adoption of this standard will not have a material impact on the Company's existing reporting disclosures.

         SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued by the FASB in June 1998. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

         SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. A company may also implement the provision of SFAS No. 133 as of the beginning of any fiscal quarter after issuance (that is, fiscal quarters beginning June 16, 1998 and thereafter). SFAS No. 133 cannot be applied retroactively. SFAS No. 133 must be applied to (a) derivative instruments and
(b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 (and, at the Company's election, before January 1, 1998).


         CyBear has not yet quantified the impact of adopting SFAS No. 133 on its financial statements and has not determined the timing of or method of its adoption of SFAS No. 133.

                                    BUSINESS

1997 CORP.

         1997 Corp. was organized under the laws of the State of Delaware on March 17, 1997. 1997 Corp. was formed to serve as a vehicle to effect a Business Combination with a Target Business. The business objective of 1997 Corp. is to effect a Business Combination with a Target Business which 1997 Corp. believes has significant growth potential. 1997 Corp. intends to utilize the net proceeds of the Offering (as defined herein), equity securities, debt securities, bank and other borrowing or a combination thereof in effecting a Business Combination with an operating business. 1997 Corp. is a development stage company with no operating history and has not engaged in any business activities, other than to seek out and investigate other businesses for a potential Businesses Combination.


         On June 16, 1997, 1997 Corp. commenced a "blank check" offering pursuant to Rule 419. The Offering generated $150,000 in net proceeds from the sale of 30,000 shares of Common Stock to 131 Public Investors in the Offering. Pursuant to Rule 419, the net proceeds from the Offering if $150,000 (the offering expenses were paid from the funds provided by the purchase of the 15,000 restricted shares of Common Stock), the 15,000 restricted shares of common stock, and 30,000 Shares purchased by the Public Investors are being held in the Rule 419 Escrow until:

         1. 1997 Corp. has executed an agreement for the acquisition of a Target Business for which the Fair Market Value of the Target Business, as determined by 1997 Corp., represents at least 80% of the maximum Offering Proceeds ($120,000) and has filed the a Post-Effective Amendment making a reconfirmation offer to the Public Investors;

         2. The Post-Effective Amendment has been declared effective and at least 80% of the non-affiliated Public Investors have reconfirmed their investment; and

         3. The acquisition of a Target Business with a Fair Market Value of at least 80% of the maximum offering proceeds ($120,000) has been approved by 51% of the shares of Common Stock with CyBear purchased in the Offering and has been consummated.

         In furtherance of satisfying the conditions to release the Deposited Funds and the Deposited Shares from the Rule 419 Escrow, 1997 Corp. has entered into a Merger Agreement (as defined herein) and has filed a Post-Effective Amendment, of which this Prospectus is a part, with the SEC which became effective as of the date of this Prospectus.

         The purpose of this Prospectus is to provide the Public Investors with information regarding the Merger Agreement so that they may decide if they wish to reconfirm their investments in shares of 1997 Corp.

         1997 Corp.'s principal executive offices are located at the offices of its President, Judith S. Haselton, 315 West 106th Street, 4th Floor, New York, New York 10025. Its telephone number is (212) 678-6231.

CYBEAR

OVERVIEW

         CyBear, Inc. is a healthcare communications technology company formed by Andrx to develop technology and products that will address the growing communication and information problems within the Healthcare Community.

         The Company believes that most sectors of the healthcare industry have generally failed to adequately invest the resources to upgrade their information systems to support the requirements of the explosive growth of managed care. Many parts of the healthcare industry are still reliant on the communication structure necessary to support the information requirements of the vanishing fee-for-service model. That system was functional for billing and reimbursement but has little application for the requirements of managed care.


         The Healthcare Community, which is attempting to both reduce the costs of healthcare and improve the provision of healthcare, requires greater and more timely information to achieve these objectives. Currently, the many components of the Healthcare Delivery System operate independently with limited ability to communicate the information they have obtained or produced to the other components within the system. Instead, Providers are forced to communicate using paper and telephone, which is inefficient, costly and error-prone. While each component is computerized, limited progress has been made towards connecting the healthcare components together so that they can electronically communicate with each other in a convenient, secure and effective manner ("Universal Connectivity").

         Universal connectivity, as envisioned by CyBear, is more than an E-mail system that allows one user to select files that it wants to attach and forward to the other users of the system. Rather, it is a system that allows the information in that selected file to be downloaded directly into that user's computer systems in a usable format. Universal Connectivity allows Providers to electronically communicate with their contracted physician or provider networks and thereby collect patient information at the point of care, track physician activities and patterns, identify trends and issues that affect the critical components of managed care -- such as quality, cost, outcomes, variability and patient satisfaction -- intervene at the point of care in order to facilitate Prospective Utilization Review, and assist their member physicians with real time clinical solutions.

         The CyBear system has been designed to satisfy managed care's demand for a cost effective solution to the communication and information system dilemma. CyBear is developing a software product to bridge the communication chasm between and among Providers and Payors within the managed care chain. The CyBear system will provide on-line real time communication among MCOs, physicians, pharmacies, labs, hospitals and other healthcare providers, an objective within healthcare for more than a decade. The attainment of that objective is anticipated to provide operating efficiencies, overhead reductions, cost relief and improved patient care for each of the interrelated Payors and Providers. The CyBear system intends to capitalize on the development and emergence of Internet technologies to merge disparate computer platforms. It employs the power of Universal Connectivity to create a "virtual private network" to electronically link all network routers efficiently and effectively.

         The CyBear system will enable healthcare providers to communicate with one another through the Internet and secure intranets. This will be accomplished by marketing a healthcare ISP called CyBearNet. CyBearNet will provide the platform for connectivity and broadcast communications, while providing a one-stop location on the Internet for the healthcare community to locate news and information essential to today's healthcare environment. CyBearNet will also provide a broad base for the marketing of CyBear's software applications.


         The ISP service is expected to begin in 1999. The Company will complete beta testing of its connectivity product with a target of commercial introduction in 1999.

         The Company believes that there is a significant synergy between CyBearNet, its ISP service, and its connectivity/management applications. The ISP service will help to establish Internet connectivity for and between physicians, pharmacies and other related parties in the Healthcare Community. This link will be through a common service provider, CyBear, which will provide a broad base of healthcare news and information along with other content. Utilizing this connectivity, while providing its customer base with a reliable source of information, will allow CyBear to demonstrate its expertise in using the Internet to enhance the healthcare experience for Providers.

         A natural progression from the ISP service is the automation of the paper-based communication that exists within healthcare. CyBear will be able to introduce its connectivity/management applications as a further enhancement to the ISP service already being provided. The Company's management applications are not reliant upon the ISP service but can integrate with it to disseminate reports and real time management information.

EXISTING HEALTHCARE COMMUNICATION SYSTEM

         The current methods of communication between and among healthcare Payors and Providers are those inherited from the fee-for-service system. Under that system, the patient visited a healthcare provider, the provider subjectively calculated the value of the services it furnished, and presented its bill, which the insurance carrier paid. This system required little if any justification of fees, monitoring of costs or sharing of information, and the only communication tools needed were the mail and, to a certain extent, the telephone. This fee-for-service system was highly functional and helped establish a sophisticated, top quality delivery system for health services. It also presented a continuous escalation of cost that could no longer be supported.

         Driven by demand from employers and government for a more financially responsible healthcare system, MCOs emerged as the most effective method of controlling the spiraling costs of healthcare and maintaining the same high standards of care. During the last decade, MCOs have leaped from relative obscurity to a dominant position in the provision of healthcare services. Combined, HMOs and PPOs now provide healthcare benefit coverage for nearly 150 million Americans.

         The average MCO establishes provider agreements with thousands of physicians and hundreds of hospitals, labs, mental health facilities, vision centers, and pharmacies. Using that provider network, MCOs then contract with employers, government agencies, insurance carriers and individuals to provide their members, employees and participants with a menu of healthcare benefits. Under this healthcare structure, MCOs must manage and monitor each member who enters its system, maintain the integrity and quality of its provider network, and manage the cost effectiveness of the services it provides. These objectives require the MCO to satisfy the patients expectation of equal or improved provision of care, and its clients expectation of continued cost effectiveness, while generating a profit for its investors. Unfortunately, the methods and modes of communication currently used in the healthcare industry hinder the MCOs ability to successfully manage these divergent objectives.

         Healthcare has consistently lagged behind the rest of the business world in the use of electronic communication, and is one of the last remaining industries that remains dependent on paper communication. The information systems employed to support and maintain complex healthcare structures have failed to progress with managed care's growth explosion and its corresponding information requirements. As a result, all healthcare participants typically remain reliant upon the processing and communication structure that was in place under the fee-for-service paradigm.


         Healthcare's paper dependence dilemma is perhaps best demonstrated by the current mode of prescription writing and dispensing. MCOs typically supply their network physicians with paperback books ("formularies") that advise their physicians which medications are included within the patient's benefit plan. Since the formulary for each benefit plan is different, and contains over 1,300 prescriptions on average, compliance with the multiple formularies has become nearly impossible and is generally ignored.


         Instead, the physician issues a prescription to the patient, which is then carried or faxed to a pharmacy - that may or may not have the patient's complete prescription history on file - for filling and dispensing. In some instances, the prescription is filled without any communication between pharmacist, physician and MCO, and insurance coverage, adverse drug interactions, duplicate therapies and other potential interactions are reviewed retrospectively, if at all. In a growing number of instances, however, the pharmacy needs to contact the patient's MCO or pharmacy benefit manager ("PBM") to determine whether that prescription is proper under the patients benefit plan. When communication does take place, and the prescription is rejected or the MCO or PBM indicates an adverse interaction, the pharmacist must then phone the physician or send the patient back to the physician.

         This system is a legacy of the fee-for-service reimbursement program. The transaction is awkward, time consuming, inefficient and unresponsive to each patient's needs. It also burdens the pharmacy and the physician with hours of daily wasted phone time and bogs down the system. Most importantly, it fails to provide the physician with the information to thoroughly research the patient's drug history or the most viable specific course of drug therapy, thereby increasing the cost to the MCO, through unnecessary complications or hospital admissions.

         While many Providers and Payors have become at least partially computerized, little progress had been made towards achieving a computer system that can provide Universal Connectivity between and among all of the computers in the Healthcare Delivery System. The linkage of existing computer technologies has been hindered by a variety of factors, including the high cost of technology, limitations of existing information systems and the incompatibility of the operating platforms used by each separate Provider and Payor.

HEALTHCARE INFORMATION TECHNOLOGY TRENDS

         Healthcare expenditures in the United States exceeded a trillion dollars in 1996 or approximately 14% of the Gross Domestic Product. Until recently, however, healthcare significantly trailed the rest of American industry in expenditures on information technology. Healthcare organizations have been allocating as little as 1% of operating budgets for information system investment. That compares with 4% for manufacturing, 7% for insurance and 12% for banking.

         The information revolution, together with the recent forces of healthcare reform, the rapid growth and pervasiveness of managed care plans and capitation have created an awareness of the need to re-engineer and automate the many processes that were previously paper driven. Some Payors and Providers are currently attempting to apply computer technology to the task of transmitting digitized, multi-media medical information across nationwide electronic networks. Most, however, continue to function within the limitations of their existing technology. Even MCOs have been slow to transition from many manual functions to an electronic exchange of data. Most MCOs have adopted information systems for data delivery among Payors, Providers and employers but as of 1996, it was estimated that only 14% of these systems can interface with physicians and hospitals and less than 17% have automated any areas of clinical practice.

         Early healthcare information systems were mainframe designs focused on administrative and financial functions such as charge capture and account receivable management. Created for the fee-for-service model, these systems were activity based and focused on revenue maximization. Managed care requires a system that can gather and manage information in order to achieve cost reduction. That system will be able to track physician activities and patterns, identify trends and issues that affect the critical components of managed care -- such as quality, cost, outcome, variability and patient satisfaction -- and will be able to provide clinically-based and patient-focused support solutions. Innovative systems will empower intervention at the point-of-care with Prospective Utilization Review ("PUR") and timely receipt of patient data to assist the physician with real time clinical solutions.

         Managed care has forced a new economic reality on the practicing physician. Of the over 400,000 office-based physicians, approximately 65% have computerized a portion of the financial and administrative aspects of their practice, employing primarily PC-based commercial turnkey systems. Less than 10% of the non-group physicians (less than 3 doctors per practice) are using computer-based patient records and even fewer are connected to other physicians, hospitals, labs or MCOs. Larger physician group practices have made some strides, however, as approximately 24% have computerized some or all of their patient's clinical records. In order to continue to be competitive in the environment of managed care and capitation, a physician increasingly needs rapid on-line access to the patient's clinical and financial information.

         Pressures to contain costs and improve quality of care are driving demand for connectivity and interactive communication systems in the healthcare industry. Managed care's continued explosive growth is rendering existing healthcare information systems obsolete.

THE CYBEAR SOLUTION


         CyBear products have been designed to provide the Healthcare Community with a presence on the Internet, through CyBearNet, and will enable them to communicate with the other members of that community. Combined with CyBear's connectivity/management applications, which will allow for the real time electronic interchange of data between different healthcare information systems, the CyBear system is an integrated solution, capable of releasing the free flow of information between physicians, pharmacies, labs, hospitals and other healthcare providers.


CYBEARNET INTERNET SERVICE PROVIDER

         CyBear's goal is to have CyBearNet become the most widely used and recognized ISP for the Healthcare Community. The Company's strategy is to provide significant value to the Healthcare Community by having the CyBearNet ISP provide the following features:

A high speed Internet connection that can ensure users the highest connection speed possible.

/bullet/ A customizable home page tailored to each healthcare provider, that can provide desirable information to the user and web site communication to their patients and customers. The information on CyBearNet will be designed to assist the healthcare provider in meeting the demands of today's healthcare environment, both personally and professionally. CyBearNet will simplify and organize the user's search for that information. The Company believes that many healthcare Providers are frustrated by the presentation of information from numerous sources and the CyBearNet ISP will be designed in a manner that will be intuitive, simple and targeted for the healthcare user.

/bullet/ As the content presented on CyBearNet may impact healthcare decisions, CyBearNet is intended to be viewed by its users with the same level of confidence that physicians view healthcare journals. Accordingly, CyBearNet will only accept content from trusted partners who can validate the quality of the information sources used. Customers are intended to view CyBearNet as offering the highest level of quality, reliability and trust.

/bullet/ CyBear intends to make CyBearNet the primary service that users will access from their computer and will be the gateway to the rest of the Internet. CyBearNet will offer many of the same services found on other commercially available ISP's such as general news, sports scores, financial information and entertainment, but its focus will the quality of its healthcare content designed to improve the delivery of care.


         A secondary benefit of the ISP strategy is that CyBearNet will open the door for future deployment of the other CyBear connectivity products. CyBear intends to market its connectivity products to users of CyBearNet.

         While the level and depth of content information will evolve based on the needs of our customers, there will be at least three general content areas on CyBearNet: (1) general healthcare information; (2) healthcare business information; and (3) lifestyle information. This information will be easily selected by the user, and the user will be able to customize the content of their site so that it fits their personal and professional profile. Content will be accessed via a static set of "channel" buttons that are always visible.

         Each of these channels will provide specific services and content, and the user will be able to customize each channel to reflect their desired content, such as to reflect a user's particular specialty, like cardiology, pediatrics or urology. This customization will also be reflected on the banner advertising that appears on that user's screen. The user will also have the option of purchasing certain services on a per-use basis, such as credentialing, continuing education and literature to be downloaded.


         CyBearNet is still under development by CyBear's in-house development team and the outside consultants and is expected to be completed and released in early 1999. CyBear is also negotiating with all of its intended initial content providers, including news sources, credentialing organizations, insurance providers and information providers, and expects that it will be able to secure agreements with these providers by the end of 1998, although there can be no assurance that it will enter into any such agreements or that they will be on favorable terms.

         CyBear is also negotiating agreements with several organizations pursuant to which those organizations will recommend or require their physician membership to either purchase or utilize CyBearNet and later, CyBear's applications.

         Assuming that it has completed development, and acquired sufficient content and users, CyBear expects to commence its marketing of CyBearNet in the first quarter of 1999. Like other ISPs, CyBear will enroll users at little or no initial charge. Instead, users will pay a monthly connection fee by the network interface (i.e., AT&T, MCI or other similar company) with whom CyBear has contracted, and that organization will pay CyBear a portion of that monthly fee. CyBear also expects to realize revenues from the sale of advertising on CyBearNet to pharmaceutical and medical product and service companies, and from fees charged to content providers. CyBear expects to begin recognizing revenues in the first quarter of 1999, but there can be no assurance as to the timing or amount of such revenues.


CONNECTIVITY PRODUCTS


         CyBear is also developing connectivity products and applications that provide electronic connectivity between and among physicians, pharmacies, labs, hospitals, MCOs and other healthcare providers. The CyBear system is designed to provide on-line real time communication and data interchange between the members of the Healthcare Community, notwithstanding their different information systems. These software products are designed to assist HealthCare Providers to achieve operating efficiencies, overhead reduction, cost relief and improved provision of patient care. CyBear's goal is to emerge as a leader in healthcare communication technology through the successful introduction of its product system, which resolves the current communication dilemma. It overcomes information system interface barriers by capitalizing on the development and emergence of Internet technology to link disparate computer platforms and allow real time communication between operating systems. CyBear expects to complete the initial version of CyBear Rx, its first connectivity product, and to commence a beta test thereof in the fourth quarter of 1998. This test will utilize a limited number of physicians who are members of large HMOs or PPMs and several affiliated pharmacies, and is expected to last three to six months. If the beta test is successful, of which there can be no assurance, CyBear will commence a controlled release of the first commercial version to additional physicians affiliated with those same HMOs and PPMs and pharmacies. CyBear may start recognizing revenues from this product in late 1999 if the Beta test is successful. There can be no assurance as to the timing or number of copies of this software that will be installed by potential users or the amount of revenue that will be derived from this software.


         CyBear has developed a clinically driven electronic management software system that resolves documented clinical problems within the various targeted provider disciplines. The software will function in a secure environment on a variety of operating platforms. Finally, CyBear will feature a decision tree support mechanism that relies on artificial intelligence technology to electronically assist the physician in complex patient care decisions.


         Implementation of its marketing strategy may allow CyBear to bypass certain historical industry distribution obstacles. CyBear's ISP service will provide the physicians with medical-based content as part of the base Internet connection fee with additional, more specific content available on a subscription basis. In parallel with the ISP service, CyBear will be marketing and installing its first connectivity product, CyBear Rx, an Electronic Prescription Management product, designed for use in physician office based practices. The system automates and regulates the flow of prescription information from physician to pharmacy to MCO. It features formulary compliance based on managed care approved formularies, prospective Drug Utilization Review and electronic prescription transmittal. The system prompts the physician in product selection with generic and therapeutic substitutions, formulary compliance and preferred product alternatives.

         CyBear intends to follow its introduction of CyBear Rx with scheduled releases of the remaining components of its integrated software management system: CyBear Lab, CyBear Referral, CyBear Patient Encounter and CyBear Hospital Admissions.

         CyBear's current intention is to distribute its connectivity product software to potential physician users at little or no cost. CyBear expects that its primary source of revenues from these products will be transaction transmission fees payable by pharmacies and other similar providers.


MARKETING


         CyBear intends to use managed care's demand for immediate information access, on-line communication and control of the physician provider to market its product system at the provider level. CyBear will focus its marketing strategy on selected targets within the managed care arena, which will permit the maximum product penetration with a minimum investment of resources. The criteria for identification as primary targets include a high probability of conversion and a high probability of successful distribution to and utilization by the physician provider network. CyBear has recently hired a business development team to both market the Company's products to potential customers and users and to obtain advertising for CyBearNet.


         CYBEARNET. The Company has developed an ambitious strategy to utilize both internal and external resources to develop CyBearNet into a clear and unique brand identity. A consistent image is a key component to the success of this strategy because of the highly competitive nature of the ISP market. The Company believes that the marketing image combined with 'world-class' content will, to a great extent, determine its early success or failure. In order to accomplish the Company's ambitious market penetration objectives, CyBearNet requires an aggressive promotional strategy that will very quickly develop a presence for CyBearNet within the medical community.

         With over 600,000 physicians in practice, the target market is broad by design. The Company believes that CyBearNet offers value for physicians who are in single practices as well as the large provider organizations that are growing to serve the needs of managed care. In order to achieve the highest possible market penetration, early focus will be on those groups that are responsible for large groups of physicians. A list of early targets includes PPMs, IPAs, MSOs, large group practices and PHOs.


         CyBear has entered into a three year agreement with The IPA Association of America ("TIPAAA") pursuant to which CyBear has become the preferred ISP and Internet business applications of TIPAAA and its members and a corporate sponsor of TIPAAA. TIPAAA has 840-member independent practice organizations (IPAs) throughout the United States and provides services to over 250,000 physicians that belong to those IPAs. The agreement requires CyBear to make three annual payments of $100,000 and after the consummation of the Merger to issue an option to purchase up to 100,000 shares of CyBear Common Stock at an exercise price of $3.00 per share. These options will vest and become exercisable at the rate of one share for every two TIPAAA physicians that become a CyBearNet subscriber for at least three months by or through TIPAAA's efforts. CyBear will also provide special promotions to TIPAAA members allowing them to obtain certain CyBearNet subscriber services at discounted rates.

         The Company's promotional strategy is planned to include journal advertising, Web advertising, direct mailing, trade show visibility, telemarketing, market relationships, business partnerships and direct selling activity. The promotional budget will be heavily weighted towards the first half of the launch campaign in order to get the name recognition and user trials required in this market. Media spending is anticipated to begin in the first quarter of 1999 and ramp up quickly.


         CONNECTIVITY PRODUCTS. CyBear intends to capitalize on the growing, managed care driven, consolidation of physicians and other healthcare providers and their need for management information and point-of-care decision support to propel acceptance at the provider level. Organizations such as PPMs, IPAs, MSOs and PHOs are able to exert considerable influence on a core percentage of their network physician providers, especially as they engage in managed care contracts that include financial risk. The pursuit of capitated ,or at-risk agreements from managed care by physicians and provider organizations is a growing trend, with seventy eight percent (78%) of all managed care provider contracts involving the assumption of full or partial financial risk.

         In a capitated environment, the greatest downside exposure occurs in two areas; out of network referrals, and non-compliance with the prescription formulary. CyBear technologies will help to manage both of these challenges at the point-of-care, and will give the Provider some measure of "proxy" control. Profitability in managed care is dependent upon controlling costs, while maintaining access and quality care. This will be achievable only when reliable data is obtainable and usable as a prospective management tool. CyBear technologies will allow Providers to manage risk more effectively, and give management groups the ability to both access the management information they need and the ability to influence healthcare decision making prospectively.


         The CyBear system will collect therapeutic, diagnostic, referral, prescribing, utilization, and quality data essential to the management process as part of the normal workflow and healthcare delivery. This type of data has significant value to a variety of potential users, including pharmaceutical manufacturers, MCOs, PBMs, academicians, researchers, PPMs, and health care consulting firms. CyBear, in concert with its function as a data manager and communicator, will also act as a data warehouse, allowing for virtually real-time analysis. This will assist healthcare organizations in managing successful outcomes.


         CyBear will also focus its marketing strategy on MCOs and selected targets within the managed care arena, which supports the objective of maximum product penetration with a minimum investment of resources. The criteria for identification as primary targets include a high probability of conversion and a high probability of successful distribution to and utilization by the physician provider network.


         MCOs that contract out provision services have an immediate need for the efficiencies that CyBear will offer to the administrative process. These types of MCOs include Group Model, Network, and Mixed Model HMOs. In this segment CyBear will be positioned as an alternative to redundant administrative processes, and the manual keying of data.

         CyBear will offer pharmacy operations two important benefits; reduced administrative cost per prescription, and access to unique data points. Since the use of CyBear technologies will prospectively manage prescriptions for drug utilization review and formulary edits, pharmacies will be assured of receiving a prescription that can be reimbursed by Payors, without tying up employees with unnecessary administrative time. In addition, pharmacies have traditionally been limited to the data provided on a paper based prescription, such as the patient name, possibly a diagnosis code, prescription and dosing. With CyBear, it will be possible to provide a much broader range of statistical data, including demographic (excluding information protected by patient confidentiality regulations and devices), ICD-9 diagnosis code, drug utilization, patient profiles, etc. This data will benefit the pharmacy operationally, by allowing them to understand their market and physician utilization.

         In anticipation of the release of the CyBear connectivity products, CyBear has begun entering into license agreements to grant access to use its products in order to transmit or receive electronic and fax prescriptions and related information. These agreements generally require the user to pay CyBear a fixed fee for each transmitted prescription or referral. CyBear anticipates that the primary source of its revenue from the connectivity products will be through these transaction transmission fees and not from the sale or licensing of its products.

DEVELOPMENT


         Approximately 67% of the Company's present employees are involved with product development. The Company's development activities include new product development, product updates and enhancement of existing products. A substantial majority of the Company's development expenses have been incurred in connection with new product development. CyBear currently employs a five-person project management team and has twelve programmers. The Company's development expenses through June 30, 1998 were approximately $2,450,000.


COMPETITION


         The Company's competitors include healthcare information companies and large data processing and information companies. Many of these competitors have substantial installed customer bases in the healthcare industry and the ability to fund significant product development and acquisition efforts. The Company believes that the principal competitive factors in its market are clinical credibility and integrity and product innovation. These factors address both customer needs for cost containment tools and increasing industry concerns about quality control. Other important competitive factors include product reputation and reliability, system features, client service, price, and the effectiveness of marketing and sales efforts. Based on historical performance, the Company believes it competes favorably with respect to each of these factors. However, there can be no assurance that the Company will be competitive with respect to any individual factor or combination thereof.


         The Company expects that as other competitors enter the market, there may be downward pressure on transaction fees, particularly for CyBear Rx.

         The Company faces competition from other HCIS companies and other specialty technology companies. Many of the Company's competitors are significantly larger and have greater financial resources than the Company. The area of healthcare EDI transaction networks has been targeted by many companies. The Company is also aware that other EDI transaction processing companies have targeted this industry as a growth market, which could in the future utilize their networks to process electronic healthcare EDI transactions. Certain of these companies have announced pilot programs. The Company believes that the competition it faces and will face in the foreseeable future will be based primarily on product/service quality, customer support and marketing. The Company believes that its products and services are more advanced than the competing products and services currently available because the Company's clinical EDI products and services have been developed and enhanced through actual utilization by physicians, pharmacies and labs over the past four years. The Company believes that its ability to compete successfully in the HCIS market will depend upon its ability to offer a variety of integrated products and services and to implement sales and marketing strategies which brings its products and services to the attention of its potential customer base.

GOVERNMENT REGULATION AND HEALTHCARE REFORM


         The healthcare industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operation of healthcare organizations. The Company's products are designed to function within the structure of the healthcare financing and reimbursement system currently being used in the United States. During the past several years, the healthcare industry has been subject to an increase in governmental regulation of, among other things, reimbursement rates.

Proposals to reform the U.S. healthcare system have been and will continue to be considered by the U.S. Congress. These programs may contain proposals to increase governmental involvement in healthcare and otherwise change the operating environment for the Company's potential customers. Healthcare organizations may react to these proposals and the uncertainty surrounding such proposals by curtailing or deferring investments, including those for the Company's products. On the other hand, changes in the regulatory environment have in the past increased and may continue to increase the needs of healthcare organizations for cost-effective information management and thereby enhance the marketability of the Company's products and services. The Company cannot predict with any certainty what impact, if any, such proposals or healthcare reforms might have on the Company's results of operations, financial condition and business.

         The Company's products and services are not directly subject to governmental regulations, although the proposed user base is subject to extensive and frequently changing federal and state laws and regulations. A primary feature of the Company's products and services is the ability to electronically transmit (either by computer-to-facsimile or computer-to-computer) prescriptions from a doctor's office to a pharmacy. The ability of a pharmacist to fill an electronically transmitted prescription is governed by federal and state law. The United States Drug Enforcement Agency ("DEA") oversees the handling of certain classes of drugs called "controlled substances." The United States Congress has approved the dispensing of prescriptions transmitted via facsimile of original, signed prescriptions for controlled substances other than for Schedule II drugs (narcotics). Neither Congress nor the DEA has specifically addressed electronic transmission of computer-generated prescriptions for controlled substances. No assurance can be given that Congress or the DEA will accept this method of transmitting prescriptions for controlled substances in the future.


         Other state laws which may affect the Company's ability to market in certain states include certain state requirements that require licensure as either a doctor or a pharmacy in order for a third party to send or receive a prescription. A common carrier, such as a telephone company, is often excluded from such requirements. The Company's ability to market in such states would depend upon each state's willingness to deem the Company to be a common carrier of such prescriptions, the assurance of which cannot be given.

INTELLECTUAL PROPERTY

         The Company considers its methodologies, computer software and knowledge bases to be proprietary. The Company seeks to protect its proprietary information through nondisclosure agreements with its employees. The Company's policy is to have employees enter into nondisclosure agreements containing provisions prohibiting the disclosure of confidential information to anyone outside the Company, requiring disclosure to the Company of any new ideas, developments, discoveries or inventions conceived during employment, and requiring assignment to the Company of proprietary rights to such matters that are related to the Company's business.

         The Company also relies on a combination of trade secrets, copyright and trademark laws, contractual provisions and technical measures to protect its rights in various methodologies, systems and products and knowledge bases. The Company believes that because of the rapid pace of technological change in the EDI industry, trade secret and copyright protection are less significant than factors such as the knowledge, ability, experience and integrity of the Company's employees, frequent product enhancements and the timeliness and quality of support services.


         The Company has filed one patent application and two copyright applications relating to its software technology and has obtained trademark protection for the name CyBear. There can be no assurance that these or other applications will result in issued patents or copyrights. Any infringement or misappropriation of the Company's intellectual property rights would disadvantage the Company in its efforts to retain and attract new customers in a highly competitive market and could cause the Company to lose revenues or incur substantial litigation expense.


         Although the Company believes that its products do not infringe on the intellectual property rights of others, there can be no assurance that such a claim will not be asserted against the Company in the future. If asserted, such a claim could cause the Company to lose revenues or incur substantial litigation expense.

LEGAL PROCEEDINGS



         On March 18, 1998, Andrx received a letter from counsel for Medix and its subsidiary Cymedix alleging the theft and unlawful appropriation by the Company, Andrx, and certain directors, officers and employees the company and of Andrx of certain computer medical software and internet medical communications technology allegedly owned by Cymedix. The letter demands trebled damages totaling $396.6 million pursuant to the civil theft provisions of Florida law, and also alleges claims under Florida's Racketeer Influenced and Corrupt Organization Act and certain other provisions of federal and state law. The Company and Andrx believe that Medix's and Cymedix's accusations and threatened claims have no basis in substantial fact or legal support and on March 23, 1998, the Company and Andrx filed a complaint against Medix and Cymedix in Broward County Circuit Court, in a matter entitled Andrx Corporation and CyBear, Inc. vs. Medix Resources, Inc. and Cymedix Lynx Corporation, for libel and slander arising from the improper public dissemination of the contents of the aforesaid demand letter with respect to each of the matters set forth in the aforesaid demand letter. Issue has been joined and the parties have commenced discovery proceedings. The Company and Andrx intend to vigorously prosecute their complaint, which seeks damages, costs, interest and attorneys' fees. On June 2, 1998 Medix, on behalf of Cymedix, filed a complaint against CyBear, Andrx and certain CyBear and Andrx directors, officers and employees in Hillsborough County Circuit Court, in a matter entitled Medix Resources, Inc. vs. Andrx Corporation, CyBear, Inc., Alan Cohen, Elliot Hahn and Jerry Cazzell, alleging the theft and unlawful appropriation of Cymedix' computer medical software for remote online healthcare Providers and Cymedix' Internet medical communications technology allegedly owned by Cymedix. Medix is seeking treble damages totaling $396 million. CyBear and Andrx have moved in the Broward County Circuit Court, where the defamation suit is pending, to enjoin Medix and Cymedix from prosecuting their Hillsborough County suit on the ground that the allegations of their complaint in that suit are in the nature of a compulsory counterclaim that should be asserted, if at all, in the previously filed defamation suit. In addition, CyBear and Andrx have moved in the Hillsborough County Circuit Court for an order dismissing the Medix/Cymedix complaint for legal insufficiency, or, alternatively, transferring the suit to the Broward County Circuit Court. The Hillsborough County Circuit Court has deferred ruling on this motion until after the court before whom the defamation suit is pending renders a decision on the motion by CyBear and Andrx to enjoin Medix and Cymedix from prosecuting their Hillsborough County action. The Company and Andrx believe that Medix's suit has no basis in substantial fact or legal support and is without merit, and intend to vigorously defend themselves against these claims. However, there can be no assurance that CyBear will prevail in this litigation or that an adverse outcome would not have a material adverse effect on CyBear's business plan and financial position.




         From time to time, the Company may be involved in litigation relating to claims arising out of its operations in the normal course of business. Except for the matter disclosed above, the Company is not currently a party to any other legal proceeding, the adverse outcome of which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Company's business, operating results and financial condition.

PROPERTIES


         The Company currently leases approximately 5,725 square feet of space in Tampa, Florida, for its software development staff, pursuant to two leases expiring in November 1998, with two one-year renewal options, at a current total annual rent of approximately $95,000. The balance of the Company's employees currently operate out of Andrx's facilities in Fort Lauderdale, Florida. In September 1998, CyBear entered into a lease for 18,400 square feet of space in Boca Raton, Florida to house its corporate headquarters and network systems. This facility is located in a high-technology office park and includes a state-of-the-art power and communications infrastructure that will be adequate for CyBear's needs for the foreseeable future. The lease provides for annual rent of $230,000 and has a five-year term commencing when the space is completed with one five-year renewal option at market rates. Until the space is completed, CyBear will temporarily occupy 2,750 square feet of space at the same facility at a monthly rate of $1,250. CyBear will vacate both the temporary space and the Andrx space when the new space is ready for occupancy. CyBear has adequate insurance at the time it occupies these premises.


EMPLOYEES


         As of September 11, 1998, CyBear had 41 full-time employees. None of such employees are members of a labor union and the Company considers its relationship with its employees to be good.


                                   MANAGEMENT

1997 CORP.

         The current directors and officers of 1997 Corp. are set forth below. The current directors and officers of 1997 Corp. will resign effective upon closing of the Merger and the directors and officers of CyBear will become directors and officers of 1997 Corp. All directors and officers hold office for one year or until their successors have been elected and qualified. Vacancies in the existing board are filled by majority vote of the remaining directors. The following officer and directors are the only promoters of 1997 Corp., as that term is defined in the Act.

                        NAME               AGE          POSITION(S) HELD
                       -----               ---          ----------------
Judith Haselton                            43           Chairman of the Board
Chairman of the Board
315 West 106th Street, 4th Floor
New York, New York 10025

Richard L. Campbell                        43           Treasurer and Director
407 East Grand River
Brighton, Michigan 48116



         JUDITH S. HASELTON, CHAIRMAN OF THE BOARD, PRESIDENT AND DIRECTOR is an independent financial consultant and private investor. From February, 1987, to October, 1991, she was employed as an investment banker in the corporate finance department of Smith Barney, Inc., and from June, 1983, to February, 1987, with E.F. Hutton and Company Inc. She also served from June, 1980 to June, 1983, as a commercial banker with Bank of America NT and SA. Ms. Haselton received her Masters in Business Administration from Columbia University Graduate School of Business and her undergraduate degree from Macalester College.


         RICHARD L. CAMPBELL, SECRETARY, TREASURER AND DIRECTOR, is a Managing Director of Mantis Holdings, Inc., a privately held investment holdings company and since January, 1997, also is special counsel to the law firm of Epstein Becker & Green,

P.C. From 1992 to 1996 he was associated with the law firm of Campbell and Fleming, P.C., as a partner from 1992 to 1995 and of counsel from 1995 until the firm dissolved at the end of 1996. Prior to the formation of Mantis in June 1992, Mr. Campbell was principally engaged as a corporate attorney concentrating in the areas of corporate finance and securities, and continues to act as counsel to a select number of companies in his capacity as special counsel to the firm of Epstein Becker & Green, P. C. Mr. Campbell received his undergraduate degree from The University of Michigan, his Juris Doctorate from Wayne State University, and his Masters in Corporation Law from New York University.

         All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Directors receive no compensation for serving on the Board of Directors other than the reimbursement of reasonable expenses incurred in attending meetings. Officers are elected annually by the Board of Directors and serve at the discretion of the Board. 1997 Corp. has not entered into employment agreements of other understandings with its directors or executive officers concerning compensation. No cash compensation will be paid to any officer or director in their capacities as such until after the consummation of the Merger.


         No family relationships exist among any of the named directors or 1997 Corp.'s officers. No arrangement or understanding exists between any such director or officer and any other person pursuant to which any director or officer was elected as a director or officer of 1997 Corp.

         There are no agreements or understandings for any officer or director of 1997 Corp. to resign at the request of another person and none of the officers or directors of 1997 Corp. are acting on behalf of, or will act at the direction of, any other person.


CYBEAR

The directors and officers of CyBear are set forth below. All directors and officers hold office for one year or until their successors have been elected and qualified. Vacancies in the existing board are filled by majority vote of the remaining directors


                  NAME          AGE           POSITION(S) HELD
                  ----          ---           ----------------
Alan P. Cohen                    43           Director
John H. Klein                    52           Chairman and Director
Edward E. Goldman, M.D.          53           President, Chief Executive Officer
                                              and Director
Debra S. Richman                 40           Executive Vice President-Business
                                              Development
Scott Lodin                      42           Vice President, General Counsel,
                                              Secretary and Director
Angelo C. Malahias               36           Vice President and Chief Financial
                                              Officer


--------

         ALAN P. COHEN was the Chairman and a director of CyBear from February 5, 1997 (inception) to August 31, 1998, when he resigned as Chairman upon John Klein's assuming such position. He remains a director of CyBear. Mr. Cohen has been the Chairman of the Board, Chief Executive Officer and a director of Andrx, which he founded in August 1992. He is a graduate of the University of Florida and is a registered pharmacist. In 1984, Mr. Cohen founded Best Generics, Inc., a generic drug distribution firm ("Best"), which was sold to IVAX Corporation ("IVAX") in 1988. Mr. Cohen served as President of Best from April 1989 until June 1990. Alan P. Cohen and certain members of his family controlled Corner Drugstore, Inc., a privately-held retail drugstore chain. Corner Drugstore, Inc. filed for reorganization under Chapter 11 of the United States Bankruptcy Code in December 1994.

         JOHN H. KLEIN became the Chairman and a director of CyBear on September 1, 1998. Mr. Klein was the Chief Executive Officer, Chairman of the Board and a director of MIM Corporation, a publicly traded pharmacy management company, from May 1996 to May 1998. From 1989 to 1994, Mr. Klein served as President, Chief Executive Officer, a director and a member of the Executive Committee of the Board of Directors of Zenith Laboratories, Inc. ("Zenith"), a manufacturer of multi-source generic pharmaceutical drugs. In 1994, Zenith was acquired by IVAX, a major multi-source generic pharmaceutical manufacturer and marketer. From January 1995 to January 1996, Mr. Klein was President of IVAX's North American Multi-Source Pharmaceutical Group and each of its operating companies, including Zenith and Zenith Goldline (collectively, "NAMPG"). From January 1995 to January 1996, he was also an executive officer and a member of the Executive Committee of IVAX. Mr. Klein has served as Chairman of the Generic Pharmaceutical Industry Association in 1995 and 1996.

         EDWARD E. GOLDMAN, M.D. became the President and Chief Executive Officer of CyBear on September 1, 1998. Since October 1995 he has served as an executive officer of Phymatrix Corp., a publicly traded physician practice management company, where he is presently Executive Vice President of Physician Development and Chief Medical Officer. He joined Phymatrix in October 1994 as President of a Phymatrix subsidiary. Dr. Goldman is a board certified family practice physician and previously served as Chairman of PAL-MED Health Services from February 1983 to September 1994, a multi-specialty IPA which provides physicians services and manages health care related services.

         DEBRA RICHMAN joined CyBear as Executive Vice President--Business Development in August 1998. From 1996 to 1998, Ms. Richman was the Executive Vice President/Marketing for PhyMatrix Corporation, a national physician practice management company. From 1994 to 1996 she was the Executive Vice President/Chief Operating Officer of CompreMedx Medical Management, Inc., a start-up physician management company. From 1989 to 1994 she had various positions with Caremark International (previously Baxter International), including as Vice President, Physician Networks and Vice President, Business Development, Orthopedic Services. Ms. Richman is also a vice president and director of TIPAAA, which has an agreement with CyBear, as disclosed under "Business--Marketing." Ms. Richman lectures frequently to various segments of the healthcare industry on topics including physician integration and consolidation, emerging delivery systems and new partnerships in the healthcare marketplace.


         SCOTT LODIN has been Vice President, General Counsel Secretary and a director of CyBear since February 5, 1997 (inception). He joined Andrx in January 1994 and is its Vice President, General Counsel and Secretary. Prior to joining Andrx, Mr. Lodin was Special Counsel to Hughes, Hubbard & Reed (and a predecessor law firm) in Miami, Florida, where he practiced primarily in the areas of corporate and commercial law for over 13 years.


         ANGELO C. MALAHIAS has been Vice President and Chief Financial Officer of CyBear since February 5, 1997 (inception). He has also been Vice President and Chief Financial Officer of Andrx since January 1996. From January 1995 to January 1996, Mr. Malahias was Vice President and Chief Financial Officer of Circa Pharmaceuticals, Inc., where he also served as Corporate Controller from July 1994 to January 1995. From 1983 to July 1994 he was employed by KPMG Peat Marwick LLP. Mr. Malahias is a certified public accountant.

EXECUTIVE COMPENSATION

         No executive of CyBear received compensation in 1997 in excess of $100,000. Messrs. Cohen, Lodin and Malahias are employees of Andrx and were compensated by Andrx.

EMPLOYMENT AGREEMENTS



         CyBear has entered into a five-year employment agreement with Edward Goldman, M.D. pursuant to which he serves as CyBear's President and Chief Executive Officer effective as of August 24,1998. The agreement provides for an annual salary of $250,000 during the first two years and $300,000 for the remaining three years. Dr. Goldman is entitled to receive an annual bonus of at least 25,000 options to purchase CyBear Common Stock on each anniversary of his employment. The agreement may be renewed for additional two-year periods upon the agreement of the parties.


         The agreement also provides that Dr. Goldman will continue to receive his salary until the expiration of the term of the employment agreements if his employment is terminated by the Company for any reason other than death, disability or "good cause" (as defined in the agreement) or by Dr. Goldman by reason of a material breach of the agreement by CyBear, then Dr. Goldman will be entitled to receive the full compensation to which he would otherwise be entitled under the agreement as if he had not so terminated his employment and was continuing to serve as an employee thereunder for the full term of the agreement, payable in a single lump sum distribution in cash or in equivalent marketable securities of Andrx (without any present value adjustment) on the date of such termination.

         In the event Dr. Goldman's employment with CyBear is terminated within six months following a "Change in Control" of CyBear, then CyBear will pay him on the date of such termination a single lump sum distribution (without any present value adjustment) equal to his salary for the remaining term of the agreement. Notwithstanding the foregoing, Dr. Goldman's employment will not be deemed terminated if, in lieu of his position with CyBear, Andrx or any other entity owned or controlled by Andrx offers him a replacement position, where he will perform similar executive duties and will receive a compensation package at least equal to the one set forth in the agreement; provided, however, that he is not required be appointed as president and chief executive of any entity, but rather that he shall continue to perform employment duties generally performed by senior management personnel of an entity in the healthcare industry.

         In recognition of the potential value of Dr. Goldman to CyBear and to induce him to forego other employment opportunities, Andrx has agreed to issue to Dr. Goldman upon payment of $50,000, either in cash or through a promissory note, a warrant to purchase 650,000 shares of CyBear Common Stock (the "Warrant"), representing five percent of the total issued and outstanding common stock of CyBear on the date of the Merger Agreement. In order to exercise the Warrant, Dr. Goldman is required to pay to Andrx $1,950,000 in the form of cash or a non-recourse promissory note in favor of Andrx, which note will bear interest at the lowest rate of interest imputed by the Internal Revenue Service on the date of execution of that note ("Note"). The Note will be secured by a pledge of Employee's rights, title and interest in and to the stock underlying the Warrant. The principal and any interest due under the Note will be payable to Andrx at the time of maturity of the Note, which is the earlier of either:
(i) five years from the date of issuance of the Warrant, or (ii) the date of any sale, merger or similar transaction involving CyBear in which CyBear is not the surviving entity and in which Dr. Goldman receives either cash or securities which can readily be liquidated on the open market. The stock to be issued pursuant to the exercise of the Warrant includes piggyback registration rights.

         The Warrant is exercisable commencing on the date Andrx's ownership percentage in CyBear is less than 80% or August 31, 2000, whichever is sooner (the "Warrant Exercise Date"). The Warrant shall be exercisable for a period of three years after the Warrant Exercise Date, provided (i) Dr. Goldman has not previously resigned his position as the President and Chief Executive Officer of CyBear, and (ii) his position as the President and Chief Executive Officer of CyBear was not terminated for Good Cause. In addition, if, by the date the Note matures (the "Termination Date"), the collective value of the Warrant (or the stock underlying same; "net" of the amounts required to acquire such Warrant or stock) and the options in Andrx stock for the 30 day period immediately preceding the Termination Date (the "Measuring Value") do not equal or exceed a designated value, then Andrx may be required to make an additional payment to Dr. Goldman.

         In addition, Andrx will issue to Dr. Goldman stock options for 20,000 shares of Andrx common stock having an exercise price, per share, of the fair market value of Andrx stock at the close of business on the date of grant.

         CyBear has been negotiating an employment letter with Debra Richman who has recently become Executive Vice President--Business Development. Following are what are expected to be the material terms. There can be no assurance that such terms will not be modified prior to execution. The letter provides for a two-year term, a base salary of $160,000 and an $80,000 signing bonus that is payable in eight $10,000 quarterly installments. Ms. Richman was also granted options to purchase 100,000 shares of CyBear's common stock at an exercise price of $3.00 per share under CyBear's 1997 Stock Option Plan. The options will vest and become exercisable in two annual increments, as follows: two increments of 37,500 shares each will vest on the first and second anniversary of the agreement and the remaining 25,000 options will vest and become exercisable only if the agreement is renewed and then at the end of the first calendar year of a renewal period.

         In the event that Ms. Richman's employment by CyBear is terminated by CyBear prior to the expiration of the initial two-year term for any reason that does not constitute cause (as defined in the agreement), she will be entitled to receive the balance of any unpaid base compensation for the remaining portion of the initial term and any remaining unpaid portion of the signing bonus, as well as any accrued entitlements, including any unused vacation, unreimbursed business expenses. In addition in the event of such termination of employment by CyBear for other than cause, CyBear will immediately vest additional stock options.

         Messrs. Cohen, Lodin and Malahias are employees of Andrx and do not have employment agreements with CyBear. CyBear does not have any agreements, plans or understandings to pay any cash compensation to Messrs. Cohen, Lodin and Malahias for serving as directors or officers of CyBear. Messrs. Lodin and Malahias spend approximately 20% of their time on CyBear matters.


STOCK OPTION PLAN

         CyBear's 1997 Stock Option Plan (the "Plan") currently authorizes the award of up to 1,000,000 shares (subject to adjustment as provided in the Plan as adjusted for stock dividends and splits) of Common Stock in the form of stock options. As of July 20, 1998, stock options to purchase 416,500 shares of Common Stock were outstanding under the Plan. Accordingly, 583,500 shares of Common Stock are available for future awards under the Plan. The purpose of the Plan is to enable the Company to attract and retain qualified and competent employees and to enable such persons to participate in the long-term success and growth of the Company by giving them an equity interest in the Company, and to enable the Company to pay all or part of the compensation of the directors of the Company other than a director who is an officer or employee of the Company (each, an "Outside Director"), consultants and advisors with options to purchase shares of the Company's Common Stock, thereby increasing such person' proprietary interest in the Company.

         All employees of the Company are eligible to be granted awards under the Plan. Consultants of and advisors to the Company are eligible to be granted awards under the Plan if their services (such services being the "Participation Status") are of a continuing nature or otherwise contribute to the long-term success and growth of the Company.

Section 15 of the Plan governs awards to be made to Outside Directors. The participants under the Plan shall be selected from time to time by the Compensation Committee (the "Committee"), in its sole discretion, from among those eligible.


         In granting options, the Committee considers current levels of compensation, the need to provide incentives to particular employees, past performance, comparison to employees at comparable companies holding similar positions and CyBear's overall performance.


         The Plan is administered by the Committee or such other committee of directors as the Board shall designate. The Committee makes all decisions or determinations by either a majority vote of its members at a meeting or by the unanimous written approval of its members. The Committee may adopt, alter or repeal any administrative rules, guidelines and practices for carrying out the purposes of the Plan, and its determination, interpretation and construction of any provision of the Plan are final and conclusive. The Committee has the right to determine, among other things, the persons to whom awards are granted, the terms and conditions of any awards granted, the number of shares of Common Stock covered by the awards, the exercise price of options and the term thereof.

         The exercise price, term and exercise period of each stock option shall be fixed by the Committee at the time of grant. Notwithstanding the fixed option price, no incentive stock option shall (i) have an option price which is less than 100% of the fair market value of the Common Stock on the date of the award of the stock option, (ii) be exercisable more than ten years after the date such incentive stock option is awarded, or (iii) be awarded more than ten years after the Plan is adopted by the Board.

                              CONFLICTS OF INTEREST

1997 CORP.

         None of 1997 Corp.'s directors or officers is required to commit his full time to the affairs of 1997 Corp. and it is likely that such persons will not devote a substantial amount of time to the affairs of 1997 Corp. Such personnel will have conflicts of interest in allocating management time among various business activities. As a result, the consummation of a Business Combination may require a greater period of time than if 1997 Corp.'s management devoted their full time to 1997 Corp.'s affairs. However, each officer and director of 1997 Corp will devote such time as he deems reasonably necessary to carry out the business and affairs of 1997 Corp., including the evaluation of potential Target Businesses and the negotiation of a Business Combination and, as a result, the amount of time devoted to the business and affairs of 1997 Corp. may vary significantly depending upon, among other things, whether 1997 Corp. has identified a Target Business or is engaged in active negotiation of a Business Combination. Prior to their involvement with 1997 Corp. none of the directors or officers of 1997 Corp. has been involved in any "blank check" offerings. There can be no assurance that any of the foregoing conflicts will be resolved in favor of 1997 Corp.


         In connection with any stockholder vote relating either to approval of a Business Combination or the liquidation of 1997 Corp. due to the failure of 1997 Corp. to effect a Business Combination within the time allowed, all of 1997 Corp.'s present stockholders, including all of its officers and directors (and any stockholders who are affiliated with its officers and directors), have agreed to vote all of their respective shares of Common Stock in accordance with the vote of the majority of the shares voted by all non-affiliated public stockholders of 1997 Corp. (in person or by proxy) with respect to such Business Combination or liquidation.

CYBEAR

See "Certain Transactions--CyBear."


                              CERTAIN TRANSACTIONS

1997 CORP.

         In March 1997, 1997 Corp. issued 10,000 shares of Common Stock to Richard L. Campbell and 5,000 shares of Common Stock to Judith S. Haselton. Mr. Campbell paid $1.00 per share for his shares and Ms. Haselton paid $2.00 per share for her shares. Mr. Campbell is special counsel to Epstein Becker & Green, P.C., counsel to 1997 Corp.


         In June 1998, Ms. Haselton and Mr. Campbell each loaned 1997 Corp. $1,500 for 1997 Corp. to pay certain expenses. The loans are payable on demand and bear interest at 7% per annum.


CYBEAR


         Jerry Cazzell, a non-executive officer of CyBear, is entitled to receive a 2% royalty of the net sales derived from CyBear's connectivity products.


         Messrs. Cohen, Lodin and Malahias are executive officers of Andrx and none of such persons are required to commit his full time to the affairs of the Company and it is likely that such persons will not devote a substantial amount of time to the affairs of the Company. Such personnel may have conflicts of interest in allocating management time among various business activities. Since its inception in February 1997, Andrx has funded substantially all of CyBear's operations through loans, which as of June 30, 1998 were $2,684,898. Such advances will be contributed to CyBear as additional paid-in capital upon the consummation of certain transactions, including but not limited to, the Merger. Andrx and CyBear have entered into a corporate services agreement pursuant to which Andrx provides certain financial and administrative services and office space to CyBear in exchange for $120,000 per annum. Andrx and CyBear have also entered into a tax allocation agreement pursuant to which CyBear will be responsible for its tax liability as if it had filed a separate income tax return. In the future, the independent directors of CyBear will approve any transactions between Andrx and CyBear.


         In September 1998, Andrx agreed to sell John Klein 333,333 shares of CyBear Common Stock for $1 million or $3.00 per share. Andrx will use such proceeds to fund its loan commitment to CyBear.

         See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" for a description of a credit agreement and other funding obligations of Andrx to CyBear.

                            DESCRIPTION OF SECURITIES


         The Certificate of Incorporation of 1997 Corp. at the time of the Merger will be the certificate of incorporation of the Surviving Corporation.


COMMON STOCK

         1997 Corp. is authorized to issue 10,000,000 shares of Common Stock, par value $.001 per share. As a condition to the Merger, 1997 Corp. will be required to amend their Certificate of Incorporation to provide for 25,000,000 authorized shares. As of the date of this Prospectus, 45,000 shares of Common Stock are outstanding, held of record by 133 persons. The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of the funds legally available therefor. Subject to the requirements of Rule 419, in the event of the liquidation, dissolution or winding up of 1997 Corp., the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock to be issued, will be validly authorized and issued, fully paid and nonassessable.


PREFERRED STOCK

         1997 Corp.'s Certificate of Incorporation authorizes the issuance of 2,000,000 shares of "blank check" preferred stock, par value $.01 per share (the "Preferred Stock"), with such designations, powers, preferences, rights, qualifications, limitations and restrictions and in such series as the Board of Directors, subject to the laws of the State of Delaware, may determine from time to time. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of Common Stock. The Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of 1997 Corp. No shares of Preferred Stock are currently outstanding. Although 1997 Corp. does not currently intend to issue any shares of Preferred Stock, there can be no assurance that 1997 Corp. will not do so in the future.


DIVIDENDS


         1997 Corp. does not expect to pay dividends prior to the consummation of the Merger. Future dividends, if any, will be contingent upon 1997 Corp.'s revenues and earnings, if any, capital requirements and general financial condition subsequent to the consummation of the Merger. The payment of dividends subsequent to the consummation of the Merger will be within the discretion of 1997 Corp.'s then Board of Directors. 1997 Corp presently intends to retain all earnings, if any, for use in 1997 Corp.'s business operations and accordingly, the Board does not anticipate declaring any dividends in the foreseeable future.

                         SHARES ELIGIBLE FOR FUTURE SALE


         Upon the consummation of the Merger, 1997 Corp. will have 13,265,306 shares of Common Stock outstanding, 13,088,435 of which shares will be deemed restricted securities under Rule 144 promulgated under the Securities Act, as such shares were issued in private transactions not involving a public offering. Such shares will be eligible for sale under Rule 144 in January 1999 as to 88,435 shares and October 1999 as to 13,000,000 shares.


         In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of 1997 Corp. (or persons whose shares are aggregated), who has beneficially owned the restricted shares of Common Stock to be sold for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or, if the Common Stock is quoted on an exchange or NASDAQ, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned the shares of Common Stock to be sold for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

         Prior to this offering, there has been no market for the Common Stock and no prediction can be made as to the effect, if any, that market sales or restricted shares of Common Stock of the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of common Stock may be sold in the public market would likely adversely affect prevailing market prices for the common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.


PRINCIPAL SHAREHOLDERS


         The following table sets forth certain information regarding the beneficial ownership of the Common Stock of 1997 Corp. after the consummation of the Merger, beneficially by each person owning more than 5% of such common shares and the directors and executive officers, and by all officers and directors, as a group.


    NAME AND ADDRESS OF              AMOUNT AND NATURE OF
     BENEFICIAL OWNER                BENEFICIAL OWNERSHIP                      PERCENT OF CLASS
   --------------------              --------------------                      ----------------
Andrx Corporation                         12,536,667                                  94.5%

Judith S. Haselton                            29,478                                     *
315 West 106th Street
4th Floor
New York, NY 10025

Richard L. Campbell                           58,957                                     *
407 East Grand River
Brighton, MI 48116

Alan P. Cohen                             12,536,667 (1)                              94.5%
John Klein                                   333,333                                   2.5%
Edward E. Goldman, M.D.                           --                                    --
Scott Lodin                               12,536,667 (1)                              94.5%
Angelo C. Malahias                        12,536,667 (1)                              94.5%
Debra Richman                                      -                                     -
All Officers and Directors as a Group
 (6 persons)                              12,536,667 (1)                              94.5%


         * Represents less than 1%.
         (1) Represents shares owned indirectly by Andrx.

                                  LEGAL MATTERS

         The legality of the securities being registered by the Registration Statement of which this Prospectus is a part is being passed upon by Epstein Becker & Green, P.C., New York, New York. Richard L. Campbell, Secretary, Director and a shareholder of 1997 Corp., is special counsel to Epstein Becker & Green, P.C.


                                     EXPERTS

         The balance sheet as of December 31, 1997 and the statement of operation and cash flows for the period from March 17, 1997 (date of inception) to December 31, 1997, included in this registration statement for 1997 Corp., have been included herein in reliance on the report of PricewaterhouseCoopers LLP (formerly Coopers & Lybrand L.L.P.), independent certified public accountants, on the authority of that firm as experts in accounting and auditing.


         The Company's initial balance sheet at March 31, 1997 was audited by Feldman Sherb Ehrlich & Co., P.C. (formerly Feldman Radin & Co., P.C.). On March 24, 1998, the Board of Directors of the company determined to engage Coopers & Lybrand LLP (now PricewaterhouseCoopers LLP) to audit the financial statements of the Company at December 31, 1997 and for the year then ended. From the inception of the Company through the date of engagement of Coopers & Lybrand, LLP, there were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the former accountant, would have caused it to make references to the subject matter of the disagreements in connection with its report.


         The financial statements at CyBear, Inc. included in this Registration Statement have been audited by Arthur Anderson LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.


                             ADDITIONAL INFORMATION

         1997 Corp. has filed with the Securities and Exchange Commission the ("Commission") a Registration Statement (the "Registration Statement") under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the commission. For further information with respect to 1997 Corp and this offering, reference is made to the Registration Statement, including the exhibits and schedules filed therewith, copies of which may be obtained at prescribed rates from the Commission at its principal office at 450 Fifth Street N.W., Washington, D.C. 20549, and at the following regional offices of the
Commission: 75 Park Place, New York, 10007, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400 Chicago, Illinois, 60604. Descriptions contained in this Prospectus as to the contents of any agreement or other documents files as an exhibit to the Registration Statement are not necessarily complete and each such description is qualified by referenced to such agreement or document.

         1997 Corp. intends to furnish to its stockholders annual reports containing financial statements audited and reported upon by its independent public accountants.

                          INDEX TO FINANCIAL STATEMENTS



1997 CORP.

Report of Independent Accountants                                      F-2

Balance Sheets                                                         F-3

Statements of Operations                                               F-4

Statements of Cash Flows                                               F-5

Notes to Financial Statements                                          F-6

CYBEAR, INC.

Report of Independent Certified Public Accountants                     F-8

Balance Sheets                                                         F-9

Statements of Operations                                               F-10

Statements of Shareholders' Deficit                                    F-11

Statements of Cash Flows                                               F-12

Notes to Financial Statements                                          F-13

PRO FORMA FINANCIAL STATEMENTS

Introduction to Unaudited Pro Forma Financial
 Information                                                           F-23

Balance Sheet                                                          F-24

Statements of Operations                                               F-25

Notes to Pro Forma Financial Statements                                F-27

REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of 1997 Corp.:

We have audited the accompanying balance sheet of 1997 Corp., as of December 31, 1997, and the related statements of operations and cash flows for the period from March 17, 1997 (date of inception) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As explained in Note 4 to the financial statements, all proceeds held in escrow will be returned to the public investors and the related stock certificates will be cancelled if a business combination has not been approved by the shareholders by October 24, 1998.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 1997 Corp. as of December 31, 1997, and the results of its operations and its cash flows for the period from March 17, 1997 (date of inception) to December 31, 1997 in conformity with generally accepted accounting principles.


                                                        Coopers & Lybrand L.L.P.

New York, New York
February 28, 1998


                                   1997 CORP.

BALANCE SHEETS

                                     ASSETS

                                                                          DECEMBER 31,            JUNE 30,
                                                                             1997                  1998
                                                                          ------------          ---------
                                                                                               (unaudited)
Cash                                                                      $    1,064          $     1,078
Cash held in escrow                                                          151,362              152,688
Capitalized acquisition costs                                                                      20,000
                                                                           ---------           ----------

               Total assets                                               $  152,426          $   173,766
                                                                           =========           ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                    Accounts payable                                      $      407          $   28,817
                    Notes payable to stockholders                                                  3,000
                                                                           ---------           ----------
               Total liabilities                                          $      407          $   31,817
                                                                           ---------           ----------
                    Redeemable stockholders' equity:
      Common stock, $.001 par value, authorized 10,000,000 shares;
       issued and outstanding 45,000 shares                                       45                  45
      Paid-in-capital                                                        210,005              210,005
      Accumulated deficit                                                    (58,031)             (68,101)
                                                                           ---------           ----------
               Total redeemable stockholders' equity                         152,019              141,949
                                                                           ---------           ----------
               Total liabilities and redeemable stockholders' equity      $  152,426          $   173,766
                                                                           =========           ===========


    The accompanying notes are an integral part of the financial statements.


                                   1997 CORP.

STATEMENT OF OPERATIONS


                                                                          FOR THE PERIOD
                                                                          FROM MARCH 17,          SIX MONTHS
                                                                          1997 (DATE OF             ENDED
                                                                          INCEPTION) TO           JUNE 30,
                                                                        DECEMBER 31, 1997            1998
                                                                        -----------------        ------------
                                                                                                  (UNAUDITED)
Interest income                                                         $           1,362        $      1,326
Expenses:
      General and administrative expenses                                          59,393              11,396

               Total expenses                                                      59,393              11,396

                                                                        $         (58,031)      $     (10,070)
               Net loss
                                                                         ================        ============

               Basic and diluted net loss per share                     $           (2.05)      $       (0.22)
                                                                         ================        ============

               Basic and diluted weighted average shares outstanding               28,333              45,000
                                                                         ================        ============



    The accompanying notes are an integral part of the financial statements.


                                   1997 CORP.

STATEMENTS OF CASH FLOWS


                                                                                      FOR THE PERIOD        SIX MONTHS
                                                                                      FROM MARCH 17,           ENDED
                                                                                      1997 (DATE OF           JUNE 30,
                                                                                      INCEPTION) TO            1998
                                                                                    DECEMBER 31, 1997       (UNAUDITED)
Cash flows from operating activities:
       Net loss                                                                     $         (58,031)     $    (10,070)
      Adjustments to reconcile net cash used in operating activities:
      Stock-based compensation expense                                                        (55,000)
      Changes in assets and liabilities:
         Accounts payable                                                                         407             8,410
                                                                                     ----------------       -----------
               Net cash used in operating activities                                           (2,624)           (1,660)
                                                                                     ----------------       -----------
                    Cash flows from investing activities:
      Payments to cash escrow reserve                                                        (151,362)           (1,326)
                                                                                     ----------------       -----------
               Net cash used in investing activities                                         (151,362)           (1,326)
                                                                                     ----------------       -----------
Cash flows from financing activities:
      Proceeds from issuance of common stock                                                  170,000                 -
      Payments of stock issuance costs                                                        (14,950)                -
      Shareholder Loans                                                                             -             3,000
                                                                                     ----------------       -----------

               Net cash provided by financing activities                                      155,050             3,000
                                                                                     ----------------       -----------
               Net increase in cash and cash equivalents                                        1,064                14
                                                                                     ----------------       -----------
               Cash and cash equivalents, beginning of period                                       -             1,064
                                                                                     ----------------       -----------
               Cash and cash equivalents, end of period                             $           1,064      $      1,078
                                                                                     ================       ===========
      Supplemental schedule of noncash investing and financing activities:
      Issuance of common stock to management as compensation                        $          55,000
                                                                                     ================


    The accompanying notes are an integral part of the financial statements.

1997 Corp.
Notes to Financial Statements



1.       ORGANIZATION:

         1997 Corp. (the "Company"), was incorporated in the state of Delaware on March 17, 1997. During 1997, the Company had a "blank check" offering subject to the Securities and Exchange Commission's Rule 419 of Regulation C under the Securities Act of 1933. It intends to serve as a vehicle to effect a business combination with a target business which will be an operating business (not yet identified). The Company intends to utilize the net proceeds from an offering of equity securities, debt securities, bank and other borrowing or a combination thereof in effecting a business combination. All activity of the Company to date has been related to its formation, financing, and review of various businesses for acquisition by the Company.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         CASH AND CASH EQUIVALENTS
         The Company considers investments in highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

         BASIC AND DILUTED LOSS PER SHARE
         Basic and diluted loss per share is based on the number of shares of common stock outstanding during the period.

         INCOME TAXES
         Under the balance sheet-based liability method specified by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", ("SFAS 109"), deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when the differences reverse. The Company records a valuation allowance to reduce deferred tax assets to the amount expected to be realized.

         UNAUDITED FINANCIAL STATEMENTS
         The interim financial statements as of June 30, 1998 and for the six months ended June 30, 1998 are unaudited. In the opinion of management, such unaudited financial statements have been prepared by 1997 Corp. pursuant to the rules and regulations of the Securities and Exchange Commission. The unaudited financial statements reflect, in the opinion of management, all material adjustments (which include only normal recurring adjustments) necessary to present fairly the Company's financial position and results of operations. The results of operations and cash flows for the six months ended June 30, 1998, are not necessarily indicative of the results of operations or cash flows which may be expected for the remainder of 1998.

3.       CASH HELD IN ESCROW:

         Continental Stock Transfer & Trust Company ("Continental") is holding the public offering proceeds and the stock certificates of the public investors in escrow pursuant to Rule 419 of the Rules and Regulations of the Securities and Exchange Commission. Continental will hold the proceeds and the stock certificates pursuant to Rule 419 until the approval of a business combination by the shareholders. If a business combination has not been approved by the shareholders by October 24, 1998 all proceeds will be returned to the public investors and the stock certificates will be cancelled.

4.       REDEEMABLE STOCKHOLDERS' EQUITY:

         During 1997, the Company raised $155,050, net of offering costs of $14,950 by offering 45,000 shares of $.001 par value common stock. Included within the 45,000 shares issued, 15,000 shares were issued to management at prices ranging from $1-$2 per share. The remaining 30,000 shares were issued in conjunction with the "blank check" offering at a price of $5 per share.

1997 Corp.
Notes to Financial Statements


         A $55,000 charge to income as compensation expense was incurred as a result of the Company issuing stock to management at less than fair value. Fair value is based on the per share "blank check" offering price of $5 per share.

5.       INCOME TAXES:

         As of December 31, 1997, the Company's net operating loss for tax purposes will differ from the loss for financial reporting purposes as a result of certain costs being capitalized and expensed over a five-year period for tax purposes.

         Significant components of the Company's deferred tax assets as of December 31, 1997 are a result of temporary differences related to the item described as follows:

                                                                DEFERRED
                                                               TAX ASSETS

              Organizational costs                          $            56,067

              Valuation allowance                                       (56,067)
                                                             ------------------
                                                            $                 0
                                                             ==================

         Due to the uncertainty of the realization of the deferred tax asset, a full valuation allowance has been provided of the net deferred tax asset.

6.       PROPOSED OFFERING:

         In March 1998, the Company is in discussion with a target business regarding the possible acquisition of all of the outstanding capital stock of that target business. In addition, the Company is contemplating raising additional capital through a private placement offering of approximately $5,000,000.

         UPDATE (UNAUDITED):

         The acquisition of the initial target business and proposed offering as described above, is no longer contemplated. Subsequent to June 30, 1998, the Company entered into an agreement to acquire CyBear, Inc.
         for 13,000,000 shares of Common Stock.

         The capitalized acquisition costs reflects the legal fees associated with the CyBear transaction.

7.       NOTES PAYABLE TO SHAREHOLDERS (UNAUDITED)

         Each of the two stockholders made a $1,500 loan to the Company on June 30, 1998, bearing 7% interest and payable on demand, to provide capital to the Company to pay certain expenses.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Shareholders of CyBear, Inc.:

         We have audited the accompanying balance sheet of CyBear, Inc. (a Florida corporation in the development stage), a 99% owned subsidiary of Andrx Corporation, as of December 31, 1997, and the related statements of operations, shareholders' deficit and cash flows for the period from February 5, 1997 (inception) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CyBear, Inc. as of December 31, 1997, and the results of its operations and its cash flows for the period from February 5, 1997 (inception) to December 31, 1997, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
  June 5, 1998.


                                  CYBEAR, INC.

                          (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                                                    JUNE 30, 1998             DECEMBER 31, 1997
                                                   --------------             -----------------
                                                    (Unaudited)
ASSETS
Current assets:
  Cash                                             $         4,678              $         1,000
  Prepaid expenses                                          26,265                       30,707
                                                   ---------------               --------------
    Total current assets                                    30,943                       31,707

Property and equipment, net                                277,445                      189,065

Software license, net                                      159,941                      160,000

Other assets                                                25,406                       14,684
                                                   ---------------              ---------------

     Total assets                                  $       493,735              $       395,456
                                                   ===============              ===============


LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
  Accounts payable                                 $       106,748              $        64,813
  Accrued payroll and employee benefits                    119,300                       76,533
  Due to Andrx Corporation                               2,684,898                    1,268,773
                                                   ---------------               --------------
    Total current liabilities                            2,910,946                    1,410,119
                                                   ---------------               --------------

Commitments and contingencies (Notes 5 and 9)

Shareholders' deficit:
   Convertible preferred stock, $.001 par value;
      1,000,000 shares authorized, none issued and
      outstanding
                                                                --                           --
  Common stock, $.001 par value; 25,000,000
     shares authorized, 13,000,000 shares issued
     and outstanding                                        13,000                       13,000
  Additional paid-in capital                               539,064                      530,906
  Accumulated deficit                                   (2,969,275)                  (1,558,569)
                                                   ---------------               --------------
    Total  shareholders' deficit                        (2,417,211)                  (1,014,663)
                                                   ---------------               --------------

    Total liabilities and shareholders' deficit    $       493,735              $       395,456
                                                   ===============              ===============

                 The accompanying notes to financial statements
                  are an integral part of these balance sheets.


                                  CYBEAR, INC.

                          (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS


                                        CUMULATIVE FROM       FOR THE PERIOD FROM                               FOR THE PERIOD FROM
                                       FEBRUARY 5, 1997         FEBRUARY 5, 1997                                  FEBRUARY 5, 1997
                                        (INCEPTION) TO           (INCEPTION) TO           FOR THE SIX MONTHS       (INCEPTION) TO
                                        JUNE 30, 1998         DECEMBER 31, 1997           ENDED JUNE 30, 1998      JUNE 30, 1997
                                        --------------         -----------------          --------------------     --------------
                                          (Unaudited)                                       (Unaudited)             (Unaudited)
Revenues:
  Software development services to
    Andrx Corporation                    $      95,927             $       95,927            $           --           $     79,684
                                         -------------             --------------            --------------           ------------

Operating expenses:
  Software development                       2,452,657                  1,502,370                   950,287                568,506
  General and administrative                   504,677                    123,906                   380,771                 50,000
                                         -------------             --------------            --------------           ------------

Total operating expenses                     2,957,334                  1,626,276                 1,331,058                618,506
                                         -------------             --------------            --------------           ------------

Loss from operations                        (2,861,407)                (1,530,349)               (1,331,058)              (538,822)

Interest expense on due to
  Andrx Corporation                           (107,868)                   (28,220)                  (79,648)                  (463)
                                         -------------             --------------            --------------           ------------

Net loss                                 $  (2,969,275)            $   (1,558,569)           $   (1,410,706)          $   (539,285)
                                         =============             ==============            ==============           ============

Basic and diluted net loss per share     $       (0.23)            $        (0.12)           $        (0.11)          $      (0.04)
                                         =============             ==============            ==============           ============

Basic and diluted weighted average
 shares of common stock outstanding         12,850,372                 12,768,303                13,000,000             12,625,890
                                        ==============             ==============            ==============           ============



                       The accompanying notes to financial
                       statements are an integral part of
                                these statements.


                                  CYBEAR, INC.

                          (A DEVELOPMENT STAGE COMPANY)

                       STATEMENTS OF SHAREHOLDERS' DEFICIT

                                        CONVERTIBLE
                                      PREFERRED STOCK                COMMON STOCK          ADDITIONAL                     TOTAL
                                      ---------------               -------------           PAID-IN     ACCUMULATED   SHAREHOLDERS'
                                 SHARES            AMOUNT        SHARES         AMOUNT      CAPITAL       DEFICIT        DEFICIT
                                 ------            ------        ------         ------     ----------   -----------   -------------
FEBRUARY 5, 1997 (INCEPTION)          --      $      --              --       $      --  $        --   $        --     $        --
Issuance of shares
  of common stock to Andrx
  Corporation as promoter             --             --      12,870,000          12,870      487,130            --         500,000
Issuance of shares of
  convertible preferred stock    130,000            130              --              --       29,870            --          30,000
Shares of common stock
  issued in connection
  with conversion of shares
  of convertible preferred
  stock                        (130,000)          (130)         130,000             130           --            --              --
Options granted to
  consultants                         --             --              --              --       13,906            --          13,906
Net loss                              --             --              --              --           --    (1,558,569)     (1,558,569)
                              ----------      ---------    ------------       ---------  -----------    ----------     -----------

BALANCE, DECEMBER 31, 1997            --             --      13,000,000          13,000      530,906    (1,558,569)     (1,014,663)
Options granted to
 consultants (unaudited)              --             --              --              --        8,158            --           8,158
Net loss (unaudited)                  --             --              --              --           --    (1,410,706)     (1,410,706)
                              ----------      ---------    ------------       ---------  -----------    ----------     -----------
BALANCE, JUNE 30, 1998
(unaudited)                           --      $      --      13,000,000       $  13,000  $   539,064   $(2,969,275)    $(2,417,211)
                              ==========      =========    ============       =========  ===========    ==========     ===========


                            The accompanying notes to
                           financial statements are an
                             integral part of these
                                   statements.


                                  CYBEAR, INC.

                          (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                      CUMULATIVE FROM     FOR THE PERIOD FROM                   FOR THE PERIOD FROM
                                                     FEBRUARY 5, 1997      FEBRUARY 5, 1997        FOR THE        FEBRUARY 5, 1997
                                                      (INCEPTION) TO        (INCEPTION) TO      SIX MONTHS ENDED   (INCEPTION) TO
                                                       JUNE 30, 1998       DECEMBER 31, 1997    JUNE 30, 1998      JUNE 30, 1997
                                                      --------------       -----------------  ------------------   --------------
                                                        (Unaudited)                            (Unaudited)         (Unaudited)
Cash flows from operating activities:
  Net loss                                                $  (2,969,275)     $ (1,558,569)    $(1,410,706)           $(539,285)
  Adjustments to reconcile net loss to net cash used
  in operating activities
    Depreciation and amortization                                98,610            51,470          47,140               20,296
    Options granted to consultants                               22,064            13,906           8,158                   --
    Change in operating assets and liabilities
       Prepaid expenses                                         (26,265)          (30,707)          4,442              (41,879)
       Other assets                                             (25,406)          (14,684)        (10,722)             (11,167)
       Accounts payable                                         106,748            64,813          41,935               26,909
       Accrued payroll and employee benefits                    119,300            76,533          42,767               35,158
                                                            -----------       -----------      ----------             --------
         Net cash used in operating activities               (2,674,224)       (1,397,238)     (1,276,986)            (509,968)
                                                            -----------       -----------      ----------             --------

Cash flows from investing activities:
  Purchases of  property and equipment                         (375,996)         (240,535)       (135,461)            (181,739)
  Purchase of software license                                 (160,000)         (160,000)             --                   --
                                                            -----------       -----------      ----------             --------
         Net cash used in investing activities                 (535,996)         (400,535)       (135,461)            (181,739)
                                                            -----------       -----------      ----------             --------

Cash flows from financing activities:
   Proceeds from issuance of shares of common stock             500,000           500,000              --              500,000
   Proceeds from promissory note issued for purchase
      of shares of convertible preferred stock                   30,000            30,000              --                7,500
   Proceeds from due to Andrx Corporation                     2,684,898         1,268,773       1,416,125              198,349
                                                            -----------       -----------      ----------             --------
          Net cash provided by financing activities           3,214,898         1,798,773       1,416,125              705,849
                                                            -----------       -----------      ----------             --------

Net increase in cash                                              4,678             1,000           3,678               14,142
Cash, beginning of period                                            --                --           1,000                   --
                                                            -----------       -----------      ----------             --------
Cash, end of period                                        $      4,678      $      1,000     $     4,678            $  14,142
                                                            ===========       ===========      ==========             ========


                       The accompanying notes to financial
                       statements are an integral part of
                                these statements.

                                  CYBEAR, INC.

                         (A DEVELOPMENTAL STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS
                FOR THE PERIOD FROM FEBRUARY 5, 1997 (INCEPTION)
                              TO DECEMBER 31, 1997

             UNAUDITED WITH RESPECT TO THE SIX MONTHS ENDED JUNE 30,
                    1998 AND THE PERIOD FROM FEBRUARY 5, 1997
                          (INCEPTION) TO JUNE 30, 1997

(1)  GENERAL

         CyBear, Inc. ("CyBear" or the "Company"), a Florida corporation in the development stage, was incorporated on February 5, 1997. CyBear, Inc. is a 99% owned subsidiary of Andrx Corporation ("Andrx"). CyBear is a healthcare communications technology company developing technology and products that will address communication and information problems within the healthcare community. The Company is developing a suite of Internet-based productivity software applications and communication networks for the healthcare industry. These connectivity products will feature electronic management tools for prescriptions, patient referrals, laboratory test submission and reporting, hospital admissions, and other healthcare related activities. In addition, CyBear will also market a healthcare Internet service provider ("ISP") for the healthcare community. From February 5, 1997 (inception) through December 31, 1997, the Company's principal activities have consisted of developing its products and providing software development services to Andrx.

MANAGEMENT'S PLANS

         From February 5, 1997 (inception) through June 30, 1998, the Company has incurred a net loss of $2,969,275 and has been dependent upon funding from Andrx. Management anticipates incurring additional net losses in the near term, as the focus of the Company's business is to develop its products. Andrx is committed to the required funding of the Company's future operations.

         The Company has not yet completed third-party testing of the basic connectivity product platform or the development or testing of certain system enhancements. The Company will be required to commit considerable time, effort and resources to finalize such development and adapt its software to satisfy specific requirements of potential customers. As of June 30, 1998, CyBear's planned ISP is in the early stages of development and will require substantial resources prior to its commercial introduction.

         The likelihood of the success of the Company must be considered in light of the problems, expenses, complications and delays frequently encountered in connection with the development of new business ventures. CyBear's business risks include its limited operating history, the emerging and competitive nature of its markets, the rapid technology change in its industry, changes in government regulations, dependence on network infrastructure and telecommunications carriers, dependence on a limited number of key personnel and market acceptance and profitability of its products. In addition, the Company utilizes software and related technologies throughout its businesses that may be affected by the date change in the year 2000. The Company is in the process of evaluating the full scope and related costs to insure that its systems, third-party software and technologies it utilizes will not be affected by the date change in the year 2000. At this time, the expenses associated with this assessment and potential remediation plan cannot be determined.

                                  CYBEAR, INC.

                         (A DEVELOPMENTAL STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS
                FOR THE PERIOD FROM FEBRUARY 5, 1997 (INCEPTION)
                              TO DECEMBER 31, 1997

             UNAUDITED WITH RESPECT TO THE SIX MONTHS ENDED JUNE 30,
                    1998 AND THE PERIOD FROM FEBRUARY 5, 1997
                          (INCEPTION) TO JUNE 30, 1997

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PROPERTY AND EQUIPMENT, NET

         Property and equipment is recorded at cost less accumulated depreciation or amortization. Depreciation or amortization is provided using the straight-line method over the following estimated useful lives:

     Computer hardware and software      3 years
     Furniture and fixtures              5 years
     Leasehold improvements              Lesser of useful life or term of lease


         Major renewals and betterments are capitalized, while maintenance and repairs are expensed as incurred.

SOFTWARE LICENSE

         CyBear has entered into an agreement with a third party to license the use of their software to be utilized in the Company's Internet-based software applications at a minimum of 600 customer sites for an unlimited period of time. The license is capitalized and will be amortized on a per site basis using the straight-line method over an estimated life of three years from the date of installation of such software applications at customer sites. As of December 31, 1997, there had not been any site installations and, accordingly, no amortization expense was recorded.

IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

         The Company utilizes the provisions of Financial Accounting Standards Board ("FASB") Statement on Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" which requires that long-lived assets be reviewed for impairment whenever events or changes in circumstance indicate that the carrying amount of an asset may not be recoverable. To determine a loss, if any, to be

                                  CYBEAR, INC.

                         (A DEVELOPMENTAL STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS
                FOR THE PERIOD FROM FEBRUARY 5, 1997 (INCEPTION)
                              TO DECEMBER 31, 1997

             UNAUDITED WITH RESPECT TO THE SIX MONTHS ENDED JUNE 30,
                    1998 AND THE PERIOD FROM FEBRUARY 5, 1997
                          (INCEPTION) TO JUNE 30, 1997

recognized, the book value of the asset would be compared to the market value or expected future cash flow value. Such provisions had no impact on the Company's financial position or results of operations as of or for the period from February 5, 1997 (inception) to December 31, 1997.

REVENUE RECOGNITION

         Software development service revenues which to date have been rendered to Andrx are recognized at the time the services are rendered.


SOFTWARE DEVELOPMENT COSTS

         SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed", requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company's product development process, technological feasibility is established upon completion of a working model. As of December 31, 1997, the Company has not yet achieved technological feasibility for its products and as such, all costs related to software development were expensed as incurred.

START-UP COSTS

         All costs to organize the Company and start up its operations are expensed as incurred.

STOCK-BASED COMPENSATION

         Under the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation", companies can either measure the compensation cost of equity instruments issued to employees under employee compensation plans using a fair value based method, or can continue to recognize compensation cost using the intrinsic value method under the provisions of Accounting Principles Board Opinion ("APB") No. 25. However, if the provisions of APB No. 25 are applied, pro forma disclosures of net income or loss and earnings or loss per share must be presented in the financial statements as if the fair value method had been applied. For the period from February 5, 1997 (inception) to December 31, 1997, the Company recognized compensation costs for options granted to non-employees under the provisions of APB No. 25, and the Company has provided the expanded disclosure required by SFAS No. 123 (See Note 8).

INCOME TAXES

         The Company accounts for income taxes pursuant to SFAS No. 109, "Accounting for Income Taxes". The provisions of SFAS No. 109 require, among other things, recognition of future tax benefits measured at enacted rates attributable to the deductible temporary differences between the financial statement and income tax bases of assets and liabilities and to tax net operating loss carryforwards to the extent that the realization of said benefits is "more likely than

                                  CYBEAR, INC.

                         (A DEVELOPMENTAL STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS
                FOR THE PERIOD FROM FEBRUARY 5, 1997 (INCEPTION)
                              TO DECEMBER 31, 1997

             UNAUDITED WITH RESPECT TO THE SIX MONTHS ENDED JUNE 30,
                    1998 AND THE PERIOD FROM FEBRUARY 5, 1997
                          (INCEPTION) TO JUNE 30, 1997

not". The Company's taxable results are included in the consolidated income tax return of Andrx (see Note 4).

NET LOSS PER SHARE

         In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share". SFAS No. 128 supersedes APB No. 15, "Earnings Per Share", and specifies the computation, presentation and disclosure requirements for earnings or loss per share. The provisions of SFAS No. 128 are effective for financial statements for periods ended after December 15, 1997. The Company has adopted the provisions of SFAS No. 128.

         For the period from February 5, 1997 (inception) to December 31, 1997, basic and diluted net loss per share is based on the weighted average number of shares of common stock outstanding. Since the effect of common stock equivalents was antidilutive, all such equivalents were excluded in diluted loss per share.

FAIR VALUE OF FINANCIAL INSTRUMENTS

         The carrying amount of due to Andrx approximates fair value due to the short maturity of this instrument.

COMPREHENSIVE INCOME

         SFAS No. 130, "Reporting Comprehensive Income", was issued by the FASB in June 1997. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company has adopted the provisions of SFAS No. 130 as of January 1, 1998. The adoption of the provisions of this standard did not have a material impact on the Company's existing report disclosures. CyBear's comprehensive losses and net losses are the same for all periods presented.

BUSINESS SEGMENTS

         SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", was issued by the FASB in June 1997. This Statement establishes standards for reporting information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company will adopt the provisions of SFAS No. 131 for the year ending December 31, 1998. The adoption of the provisions of this standard will not have a material impact on the Company's existing reporting disclosures.

                                  CYBEAR, INC.

                         (A DEVELOPMENTAL STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS
                FOR THE PERIOD FROM FEBRUARY 5, 1997 (INCEPTION)
                              TO DECEMBER 31, 1997

             UNAUDITED WITH RESPECT TO THE SIX MONTHS ENDED JUNE 30,
                    1998 AND THE PERIOD FROM FEBRUARY 5, 1997
                          (INCEPTION) TO JUNE 30, 1997

DERIVATIVES

         SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued by the FASB in June 1998. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

         SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. A company may also implement the provision of the SFAS No. 133 Statement as of the beginning of any fiscal quarter after issuance. SFAS No. 133 cannot be applied retroactively. SFAS No. 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 (and, at the company's election, before January 1, 1998).

The Company has not yet quantified the impacts of adopting SFAS No. 133 on its financial statements and has not determined the timing of or method of its adoption of SFAS No. 133.

UNAUDITED FINANCIAL STATEMENTS

         The interim financial statements as of June 30, 1998, for the six months ended June 30, 1998, for the period from February 5, 1997 (inception) to June 30, 1997 and for the cumulative period from February 5, 1997 (inception) to June 30, 1998 and all related footnote information are unaudited. In the opinion of management, such unaudited financial statements have been prepared by CyBear pursuant to the rules and regulations of the Securities and Exchange Commission. The unaudited financial statements reflect, in the opinion of management, all material adjustments (which include only normal recurring adjustments) necessary to present fairly the Company's financial position and results of operations. The results of operations and cash flows for the six months ended June 30, 1998, are not necessarily indicative of the results of operations or cash flows which may be expected for the remainder of 1998.

                                  CYBEAR, INC.

                         (A DEVELOPMENTAL STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS
                FOR THE PERIOD FROM FEBRUARY 5, 1997 (INCEPTION)
                              TO DECEMBER 31, 1997

             UNAUDITED WITH RESPECT TO THE SIX MONTHS ENDED JUNE 30,
                    1998 AND THE PERIOD FROM FEBRUARY 5, 1997
                          (INCEPTION) TO JUNE 30, 1997

(3)  PROPERTY AND EQUIPMENT, NET

         Property and equipment is summarized as follows:

                                                        JUNE 30,          DECEMBER 31,
                                                         1998                  1997
                                                       ---------          ------------
                                                     (Unaudited)
Computer hardware and software                         $  267,778        $     164,410
Furniture and fixtures                                     96,894               73,408
Leasehold improvements                                     11,324                2,717
                                                        ---------         ------------
                                                          375,996              240,535
Less: accumulated depreciation and amortization           (98,551)             (51,470)
                                                        ---------         ------------
Property and equipment, net                            $  277,445        $     189,065
                                                        =========         ============


(4)  INCOME TAXES

         For the period from February 5, 1997 (inception) to December 31, 1997, the Company was not required to provide for federal or state income taxes due to its net loss. Under the provisions of SFAS No. 109, the Company has provided a valuation allowance to reserve against 100% of its net operating loss carryforwards. The Company's taxable results are included in the consolidated income tax return of Andrx. The Company and Andrx have a tax allocation agreement that provides, among other things, for the allocation of federal income tax liabilities to the Company at the approximate amounts which would have been computed as if the Company had filed separate tax returns. As of December 31, 1997, for financial reporting purposes and federal income tax purposes, the Company has net operating loss carryforwards of approximately
$1 million, which if not utilized, will expire in 2012. Net operating loss carryforwards are subject to review and possible adjustments by the Internal Revenue Service and may be limited in the event of certain cumulative changes in the ownership interest of significant shareholders over a three-year period in excess of 50%.

(5)  COMMITMENTS

SOFTWARE LICENSE AGREEMENT

         In July 1997, the Company entered into a one-year semi-exclusive license agreement with the owner of a software application whereby the Company has agreed to pay the owner an initial up front fee of $100,000 and sliding fees per site ranging from $40 to $500 based on the number of sites and software version installed. Such sliding fees are subject to a minimum disbursement of $5,000 per month. As of December 31, 1997, there were no site installations. For the period from February 5, 1997 (inception) to December 31, 1997, the Company has capitalized $160,000 under this agreement of which $130,000 was paid.

                                  CYBEAR, INC.

                         (A DEVELOPMENTAL STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS
                FOR THE PERIOD FROM FEBRUARY 5, 1997 (INCEPTION)
                              TO DECEMBER 31, 1997

             UNAUDITED WITH RESPECT TO THE SIX MONTHS ENDED JUNE 30,
                    1998 AND THE PERIOD FROM FEBRUARY 5, 1997
                          (INCEPTION) TO JUNE 30, 1997

EMPLOYMENT CONTRACT

         The Company has entered into an employment contract with the Company's Vice President of Technical Development. The contract provides for an annual base salary, plus stock options, plus a royalty equal to 2% of the net revenue derived by the Company from the sale, lease or licensing of its software applications, payable quarterly, provided that the Vice President of Technical Development remains an employee at the time each such royalty payment is due.

PRODUCT LIABILITY

         Software products such as those offered by the Company frequently contain undetected errors or failures when first introduced or as new versions are released. Testing of the Company's products is particularly challenging because it is difficult to simulate the wide variety of computing environments in which the Company's potential customers may deploy these products. There can be no assurance that defects, errors or difficulties will not cause delays in product introductions, result in increased costs and diversion of development resources, require design modifications or decrease market acceptance or customer satisfaction with the Company's products. In addition, there can be no assurance that, despite testing by the Company and by potential customers, errors will not be found after commencement of commercial introduction, resulting in loss of or delay in market acceptance, which could have a material adverse effect upon the Company's business, operating results and financial condition.

(6) RELATED PARTY TRANSACTIONS

         The Company and Andrx have a corporate services agreement whereby Andrx provides the Company with various services of its management such as executive management, accounting and finance, legal, payroll and human resources. For the period from February 5, 1997 (inception) to December 31, 1997, the Company incurred amounts for these services based upon mutually agreed upon allocation methods. Management believes that the amounts incurred for these services approximate fair market value. Costs for such services were $110,000 for the period from February 5, 1997 (inception) to December 31, 1997.

         From February 5, 1997 (inception) to December 31, 1997, the Company provided Andrx with software development services. The Company charged Andrx based on mutually agreed upon allocation methods. Software development services charged to Andrx were $95,927 for the period from February 5, 1997 (inception) to December 31, 1997.

         In February 1997, Andrx entered into an agreement with Group One Enterprises, Inc. ("Group One"), a shareholder of the Company, whereby Group One agreed to provide certain consulting services to the Company. The agreement with Group One was terminated in 1997.

                                  CYBEAR, INC.

                         (A DEVELOPMENTAL STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS
                FOR THE PERIOD FROM FEBRUARY 5, 1997 (INCEPTION)
                              TO DECEMBER 31, 1997

             UNAUDITED WITH RESPECT TO THE SIX MONTHS ENDED JUNE 30,
                    1998 AND THE PERIOD FROM FEBRUARY 5, 1997
                          (INCEPTION) TO JUNE 30, 1997

Costs incurred for services provided by Group One were $68,000 for the period from February 5, 1997 (inception) to December 31, 1997.

         Due to Andrx on the accompanying balance sheets represents advances from Andrx to fund the Company's operations and the related accrued interest. Such advances bear interest at prime (8.5% at December 31, 1997) plus 1/2% and will be contributed as additional paid-in capital to the Company upon the consummation of certain transactions, including but not limited to, a merger. The Company recorded $28,220 in interest expense on these advances for the period from February 5, 1997 (inception) to December 31, 1997. As of December 31, 1997, the Company has paid no any interest expense on the "Due to Andrx".

         The Company and Andrx have a tax allocation agreement that provides, among other things, for the allocation of federal income tax liabilities to the Company at the approximate amounts which would have been computed as if the Company had filed separate tax returns.


(7) CONVERTIBLE PREFERRED STOCK

         In February 1997, the Company issued 130,000 shares of convertible preferred stock to Group One for a promissory note of $30,000. The fair value of the convertible preferred stock was $0.23 per share as determined by the Company's Board of Directors. As of December 31, 1997, the promissory note was paid in full. The preferred stock issued had the same voting and dividend rights as the common stock but had a liquidation preference and was convertible into common stock of the Company on a one-fo one basis if the consulting agreement with Group One was terminated before an initial public offering. The agreement with Group One was terminated in 1997 and the 130,000 shares of preferred stock were converted into 130,000 shares of common stock.

(8)  STOCK INCENTIVE PLAN

         The Company has reserved 1,000,000 shares of its common stock for issuance under its 1997 Stock Option Plan (the "Plan"). Under the Plan, incentive and nonqualified stock options are available to directors, officers, employees or consultants to the Company. The terms of each option agreement are determined by the Company's Board of Directors or its compensation committee (the "Committee"). The terms for, and exercise price at which any stock option may be awarded is to be determined by the Committee. Options granted under the Plan must be exercised within ten years of the date of grant, unless a shorter period is designated at the time of grant. Options granted in 1997 vest ratably over a four year period.

         The Company accounts for options granted to employees under the Plan in accordance with the provisions of APB No. 25. Each stock option has an exercise price equal to the market price on the date of grant and, accordingly, no compensation expense has been recorded for any stock option grants to employees. Had compensation cost for the Company's stock options been

                                  CYBEAR, INC.

                         (A DEVELOPMENTAL STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS
                FOR THE PERIOD FROM FEBRUARY 5, 1997 (INCEPTION)
                              TO DECEMBER 31, 1997

             UNAUDITED WITH RESPECT TO THE SIX MONTHS ENDED JUNE 30,
                    1998 AND THE PERIOD FROM FEBRUARY 5, 1997
                          (INCEPTION) TO JUNE 30, 1997

based on fair value at the grant dates consistent with the methodologies of SFAS No. 123, the Company's pro forma basic and diluted net loss and basic and diluted net loss per share would have been $1,590,717 and $0.12, respectively for the period from February 5, 1997 (inception) to December 31, 1997.

         A summary of the Plan's activity is as follows:

                                                                                          WEIGHTED         WEIGHTED
                                                                                          AVERAGE           AVERAGE
                                                           NUMBER         EXERCISE        EXERCISE         REMAINING
                                                          OF SHARES        PRICE           PRICE             LIFE
                                                          ---------       --------        --------         ---------
Options outstanding, February 5, 1997 (inception)               --              --              --             --
Granted                                                    350,000           $1.00           $1.00           9.24
                                                          --------
Options outstanding, December 31, 1997                     350,000           $1.00           $1.00           9.24

Options exercisable, December 31, 1997                          --              --              --             --


         The weighted average fair market value per share as of the grant date was $0.70 for stock options granted during 1997. The fair value of each option grant was estimated using the Black-Scholes option pricing model with the following assumptions: expected volatility of 75%; risk-free interest rate of 5.3%; no expected dividends; and expected lives of options of 6.0 years.

(9)  LITIGATION

         On March 18, 1998, Andrx received a letter from counsel for Medix Resources, Inc. ("Medix") and its subsidiary, Cymedix Lynx Corporation ("Cymedix") alleging the theft and unlawful appropriation by Andrx, the Company, and certain directors, officers and employees of the Company and Andrx of certain computer medical software and internet medical communications technology allegedly owned by Cymedix. The letter demands trebled damages totaling $396.6 million pursuant to the civil theft provisions of Florida law, and also alleges claims under Florida's Racketeer Influenced and Corrupt Organization Act and certain other provisions of federal and state law. The Company and Andrx believe that Medix's and Cymedix's accusations and threatened claims have no basis in substantial fact or legal support and on March 23, 1998, the Company and Andrx filed a complaint against Medix and Cymedix for libel and slander arising from the improper public dissemination of the contents of the aforesaid demand letter with respect to each of the matters set forth in the aforesaid demand letter. The Company and Andrx intend to vigorously prosecute their complaints, which seek damages, costs, interest and attorneys' fees. On June 2, 1998 Medix, on behalf of Cymedix, filed a complaint against the Company , Andrx and certain Company and CyBear directors, officers and employees alleging the theft and unlawful appropriation of Cymedix' computer medical software for remote online healthcare Providers and Cymedix' Internet medical communications technology allegedly owned by Cymedix. Cymedix is seeking treble damages totaling $396 million. The Company and

                                  CYBEAR, INC.

                         (A DEVELOPMENTAL STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS
                FOR THE PERIOD FROM FEBRUARY 5, 1997 (INCEPTION)
                              TO DECEMBER 31, 1997

             UNAUDITED WITH RESPECT TO THE SIX MONTHS ENDED JUNE 30,
                    1998 AND THE PERIOD FROM FEBRUARY 5, 1997
                          (INCEPTION) TO JUNE 30, 1997

Andrx believe that Cymedix's suit has no basis in substantial fact or legal support and is without merit, and intend to vigorously defend themselves against these claims. Accordingly, the Company and Andrx believe that the outcome of this lawsuit will not be material to their results of operations and financial positions. However, there can be no assurance that CyBear will prevail in this litigation or that an adverse outcome would not have a material adverse effect on CyBear.

         From time to time, the Company may be involved in litigation relating to claims arising out of its operations in the normal course of business. Except for the matter disclosed above, the Company is not currently a party to any other legal proceeding, the adverse outcome of which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Company's business, operating results and financial condition.

                                   1997 CORP.

            INTRODUCTION TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

         The following Unaudited Pro Forma Financial Information includes the accounts of 1997 Corp. and CyBear, Inc. assuming that the reverse acquisition transaction contemplated by the Acquisition Agreement is consummated and that all of the 1997 Corp. stockholders accept the Acquisition Offer. The pending transaction between 1997 Corp. and CyBear Inc. is accounted for as a purchase in accordance with accounting principles generally accepted in the United States.

         The following Unaudited Pro Forma Balance Sheet presents the pro forma combined financial position of 1997 Corp. as of June 30, 1998 as if the pending transaction between 1997 Corp. and CyBear, Inc. had been consummated as of June 30, 1998.

         The following Unaudited Pro Forma Statements of Operations for the six months ended June 30, 1998 and for the period from February 5, 1997 (inception) for CyBear, Inc. and March 17, 1997 for 1997 Corp. to December 31, 1997 present the pro forma results of the combined company as if the pending transaction between 1997 Corp. and CyBear, Inc. had been consummated at the beginning of the period presented.

         The unaudited pro forma basic and diluted net loss per share and the basic and diluted weighted average shares of common stock outstanding of 1997 Corp. are determined based on the number of common shares of 1997 Corp. issued in the Acquisition Agreement between 1997 Corp. and CyBear, Inc. as if the pending transaction had been consummated at the beginning of the period presented.

         This Unaudited Pro Forma Financial Information and notes thereto should be read in conjunction with the respective historical financial statements and notes thereto of 1997 Corp. and CyBear, Inc. contained elsewhere in this Registration Statement. The pro forma information presented is for informational purposes only and may not necessarily reflect future results of operations.


                                   1997 CORP.

                        UNAUDITED PRO FORMA BALANCE SHEET

                                 JUNE 30, 1998

                                                                                                                PRO FORMA
                                                1997 CORP.           CYBEAR, INC.          ADJUSTMENT           1997 CORP.
                                                ----------           ------------          ----------           ----------
ASSETS
Current assets:
  Cash                                          $    1,078       $         4,678         $   152,688   (b)  $     158,444
  Prepaid expenses                                      --                26,265                  --               26,265
                                                -----------      ---------------         -----------        -------------
    Total current assets                             1,078                30,943             152,688              184,709

Shareholders escrowed funds                        152,688                    --            (152,688)  (b)             --

Property and equipment, net                             --               277,445                  --              277,445

Software license, net                                   --               159,941                  --              159,941

Other assets                                         20,000               25,406                  --               45,406
                                                -----------      ---------------         -----------        -------------

     Total assets                               $   173,766      $       493,735         $        --        $     667,501
                                                ===========      ===============         ===========        =============

LIABILITIES AND SHAREHOLDERS'
EQUITY (DEFICIT)
Current liabilities:
  Accounts payable                              $    28,817      $       106,748         $   100,000   (g)  $     235,565
  Accrued payroll and employee benefits                  --              119,300                  --              119,300
  Due to Andrx Corporation                               --            2,684,898          (2,684,898)  (a)             --
                                                -----------      ---------------         -----------        -------------
    Total current liabilities                        28,817            2,910,946          (2,584,898)             354,865
                                                -----------      ---------------         -----------        -------------
Notes payable to stockholders                         3,000                                                         3,000
Commitments and contingencies

Shareholders' equity (deficit):
  Convertible preferred stock                            --                   --                  --                   --
  Common stock                                           45               13,000                 220   (c)         13,265
                                                                                              13,000   (d)
                                                                                             (13,000)  (e)
  Additional paid-in capital                        210,005              539,064           2,684,898   (a)      3,265,646
                                                                                                (220)  (c)
                                                                                             (13,000)  (d)
                                                                                              13,000   (e)
                                                                                            (100,000)  (g)
                                                                                             (68,101)  (f)
  Accumulated deficit                               (68,101)          (2,969,275)             68,101   (f)     (2,969,275)
                                                -----------      ---------------         -----------        -------------
    Total  shareholders' equity (deficit)           141,949           (2,417,211)          2,584,898              309,636
                                                -----------      ---------------         -----------        -------------

     Total liabilities and shareholders' equity $   173,766      $       493,735         $        --        $     667,501
     (deficit)                                  ===========      ===============         ===========        =============

         1997 Corp.'s shareholders' equity is redeemable.

   The accompanying notes to unaudited pro forma financial statements are an integral part of this balance sheet.


                                   1997 CORP.

                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

     FOR THE PERIOD FROM FEBRUARY 5, 1997 (INCEPTION) FOR CYBEAR, INC. AND
               MARCH 17, 1997 FOR 1997 CORP. TO DECEMBER 31, 1997


                                           1997 CORP.               CYBEAR, INC.                           PRO FORMA 1997
                                                                                                                CORP.
                                      FOR THE PERIOD FROM       FOR THE PERIOD FROM                     FOR THE PERIOD FROM
                                         MARCH 17, 1997           FEBRUARY 5, 1997                        FEBRUARY 5, 1997
                                         (INCEPTION) TO            (INCEPTION) TO                          (INCEPTION) TO
                                       DECEMBER 31, 1997         DECEMBER 31, 1997        ADJUSTMENT     DECEMBER 31, 1997
                                       -----------------        -------------------       ----------    -------------------
Revenues:
  Software development services to
  Andrx corporation                      $           --          $       95,927        $         --        $       95,927
                                         --------------           -------------         -----------         -------------

Operating expenses:
  Software development                               --               1,502,370                  --             1,502,370
  General and administrative                     59,393                 123,906                  --               183,299
                                         --------------           -------------         -----------         -------------

Total operating expenses                         59,393               1,626,276                  --             1,685,669
                                         --------------           -------------         -----------         -------------

  Loss from operations                          (59,393)             (1,530,349)                 --            (1,589,742)

  Interest income                                 1,362                      --                  --                 1,362
  Interest expense on due to Andrx
   corporation                                       --                 (28,220)                 --               (28,220)
                                         --------------           -------------         -----------         -------------

Net loss                                 $      (58,031)         $   (1,558,569)       $         --        $   (1,616,600)
                                         ==============           ==============        ===========         =============

Basic and diluted net loss per share      $      (0.35)          $        (0.12)                           $        (0.12)(h)
                                         ==============           ==============                            =============

Basic and diluted weighted average
  shares of common stock outstanding            167,043               12,768,303                               13,265,306 (h)
                                         ==============           ==============                            =============



   The accompanying notes to unaudited pro forma financial statements are an integral part of these statements.


                                   1997 CORP.

                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                     FOR THE SIX MONTHS ENDED JUNE 30, 1998

                                                                                                               PRO FORMA
                                                 1997 CORP.            CYBEAR, INC.         ADJUSTMENT         1997 CORP.
                                                 ----------            ------------         ----------         ----------
Revenues:
  Software development services to Andrx
  Corporation
                                                  $            --     $         --      $          --         $        --
                                                  ---------------     ------------      -------------         -----------

Operating expenses:
  Software development                                         --          950,287                 --             950,287
  General and administrative                               11,396          380,771                 --             392,167
                                                  ---------------     ------------      -------------         -----------

Total operating expenses                                   11,396        1,331,058                 --           1,342,454
                                                  ---------------     ------------      -------------         -----------

  Loss from operations                                    (11,396)      (1,331,058)                --          (1,342,454)

  Interest income                                           1,326               --                 --               1,326
  Interest expense on due to Andrx Corporation                 --          (79,648)                --             (79,648)
                                                  ---------------     ------------      -------------         -----------

  Net loss                                        $       (10,070)    $ (1,410,706)     $          --         $(1,420,776)
                                                  ===============     ============      =============         ===========

  Basic and diluted net loss per share            $         (0.04)    $      (0.11)                           $     (0.11) (h)
                                                  ===============     ============                            ===========

  Basic and diluted weighted average shares of
  common stock outstanding                                265,306       13,000,000                              13,265,306  (h)
                                                  ===============     ============                            ============


   The accompanying notes to unaudited pro forma financial statements are an integral part of these statements.

                                   1997 CORP.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

(a) Represents CyBear, Inc.'s capital contribution from Andrx Corporation resulting from the conversion of the due to Andrx Corporation immediately prior to the consummation of the Acquisition Agreement.

(b) Represents the release of 1997 Corp.'s shareholders escrowed funds as a result of the consummation of the Acquisition.

(c) Represents the stock split of 1997 Corp.'s 45,000 common shares outstanding into 265,306 common shares immediately prior to the consummation of the Acquisition Agreement. The contemplated 5.9:1 stock split for 1997 Corp.
     is reflected retroactively for all periods reflected.

(d) Represents the issuance of 13,000,000 common shares of 1997 Corp. to acquire all the outstanding capital stock of CyBear, Inc. upon consummation of the Acquisition.

(e)  Represents the elimination of CyBear, Inc.'s common stock.

(f)  Represents the elimination of 1997 Corp.'s accumulated deficit.

(g) Represents expenses incurred in connection with the transaction contemplated by the Acquisition Agreement.

(h) Basic and diluted net loss per share and the basic and diluted weighted average shares of common stock outstanding of 1997 Corp. are determined based as if the stock split of 1997 Corp. and the issuance of 13,000,000 common shares of 1997 Corp. had occurred at the beginning of all periods presented.

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OF THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF ANY OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR ANY SUCH PERSON TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER, SOLICITATION OR SALE MADE HEREUNDER, SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THE PROSPECTUS.

                                 ---------------

                                TABLE OF CONTENTS

                                                                        PAGE

Prospectus Summary.......................................................
The Company..............................................................
Risk Factors.............................................................
The Acquisition .........................................................
Transaction Reconfirmation Offer.........................................
Management's Discussion and Analysis of Financial
Condition and Results of Operations......................................
Business.................................................................
Management...............................................................
Conflicts of Interest....................................................
Certain Transactions.....................................................
Description of Securities................................................
Shares Eligible for Future Sale..........................................
Principal Stockholders...................................................
Legal Matters............................................................
Experts..................................................................
Additional Information...................................................
Index to Financial Statements............................................

                                 ---------------

UNTIL 90 DAYS AFTER THE RELEASE FROM ESCROW OF FUNDS AND SHARES OFFERED HEREBY, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                   1997 CORP.

                                  30,000 SHARES



                                 ---------------

                                   PROSPECTUS

                                 --------------




                               OCTOBER __, 1998

                                    PART II.

INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 24.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         1997 Corp. is incorporated in Delaware. Under Section 145 of the General Corporation Law of the State of Delaware, a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any action, suit or proceeding. Article Tenth of the Certificate of Incorporation and Article III of the Bylaws of 1997 Corp. provide for indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. Reference is made to the Certificate of Incorporation of 1997 Corp., filed as Exhibit 3.1 hereto.


         Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Article Ninth of 1997 Corp.'s Certificate of Incorporation contains such a provision.

ITEM 25.           OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the expenses in connection with this Registration Statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission and the National Association of Securities Dealers, Inc.


Filing Fee -- Securities and Exchange Commission......................     $100

Fees and Expenses of Accountants......................................    2,500
Fees and Expenses of Counsel..........................................    7,500
Printing and Engraving Expenses.......................................    2,500
Blue Sky Fees and Expenses............................................    5,000
Transfer and Warrant Agent fees.......................................    1,000
Miscellaneous Expenses................................................    1,400
                                                                          -----

          Total.......................................................  $20,000
                                                                        =======

ITEM 26.          RECENT SALES OF UNREGISTERED SECURITIES.

         In March 1997, 1997 Corp. sold 5,000 shares to Judith Haselton, and 10,000 shares to Richard L. Campbell for aggregate consideration of $20,000, which was paid in full at the time. 1997 Corp. issued all such securities in reliance upon the exemption from the registration requirements of the Securities Act contained in Section 4(2) thereof.

ITEM 27.          EXHIBITS.



 2. --Merger Agreement and Plan of Reorganization dated as of July 15, 1998 among 1997 Corp., CyBear and Cy Bear Capital Corp. *
 3.1     --Certificate of Incorporation of 1997 Corp. *
 3.2     --Bylaws of 1997 Corp. *
 3.3     --Certificate of Incorporation of CyBear*
 3.4     --Form of Amendment to Certificate of Incorporation of 1997 Corp.*
 5.      --Opinion of Epstein, Becker & Green, P.C.*
10.1     --Form of Escrow Agreement for proceeds from sale of Shares. *
10.2     --Form of Escrow Agreement for outstanding Common Stock. *
10.3     --Corporate Services Agreement between CyBear and Andrx Corporation.*
10.4     --Form of Employment Agreement between Edward Goldman and CyBear.
10.5     --Form of Employment Letter between CyBear and Debra Richman.
10.6     --Credit Agreement between Andrx Corporation and CyBear.*
10.7     --Form of CyBear Property Lease.
16.      --Letter from Feldman Sherb Ehrlich & Co., P.C. (formerly Feldman Radin
           & Co., P.C.)*
23.2     --Consent of Counsel. (Included in Exhibit 5) *
23.3     --Consent of PricewaterhouseCoopers LLP.
23.4     --Consent of Arthur Andersen LLP.
27.1     --1997 Corp. Financial Data Schedule.
27.2     --CyBear Financial Data Schedule.
28.      --Subscription Agreement for Common Stock. *

*  Previously filed.
** To be filed by amendment.



ITEM 28.          UNDERTAKINGS.

         The undersigned small business issuer hereby undertakes:

                  (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) For determining liability under the Securities Act, treat each post-effective amendment as new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                  (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of an offering.

                  (b) The undersigned small business issuer hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                  (d) The undersigned registrant hereby undertakes that:

                           (i) For purposes of determining any liability under
                  the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                           (ii) For the purpose of determining any liability
                  under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES



Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing this Amendment to Form SB-2 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 19th day of October, 1998.




                                                     1997 CORP.


                                                  By: /s/ RICHARD L. CAMPBELL
                                                     ---------------------------
                                                       RICHARD L. CAMPBELL
                                                       SECRETARY

    SIGNATURE                     TITLE                             DATE
    ---------                     -----                             ----



Judith S. Haselton        Chairman of the Board              October 19, 1998
                          President Director


Richard L. Campbell       Secretary, Treasurer, Director     October 19, 1998
                          (Principal Financial and
                          Accounting Officer)

                                 EXHIBIT INDEX


EXHIBIT                           DESCRIPTION
-------                           -----------


10.4     --Form of Employment Agreement between Edward Goldman and CyBear.
10.5     --Form of Employment Letter between CyBear and Debra Richman.
10.7     --Form of CyBear Property Lease.
23.3     --Consent of PricewaterhouseCoopers LLP.
23.4     --Consent of Arthur Andersen LLP.
27.1     --1997 Corp. Financial Data Schedule.
27.2     --CyBear Financial Data Schedule.